UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Definitive Proxy Statement

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Cal-Maine Foods, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i) and 0-11

Notice of

Annual Meeting

and

Proxy Statement

October 3, 2025

NOTICE OF ANNUAL MEETING

October 3, 2025

TO THE STOCKHOLDERS:

The 2025 Annual Meeting of Stockholders of Cal-Maine Foods, Inc. (the “Company”) will be held at the Company’s corporate offices at 1052 Highland Colony Parkway, Suite 200, Ridgeland, Mississippi 39157, at 10:00 a.m., Central Time, on Friday, October 3, 2025 (the “Annual Meeting”), for the following purposes:

1.	To elect three Class I directors to serve for a term expiring at the Company’s 2028 annual meeting of stockholders;
2.	To ratify the selection of Frost, PLLC as our independent registered public accounting firm for fiscal year 2026; and
3.	To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

August 8, 2025 has been fixed as the record date for determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof. The accompanying proxy statement describes the matters being voted on and contains other information relating to the Company.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. So that we may be sure your vote will be included, please promptly submit your proxy and voting instructions via the internet, or sign, date and return a proxy card (if received by mail). Stockholders are encouraged to submit proxies as early as possible to avoid any possible delays.

FOR THE BOARD OF DIRECTORS

MAX P. BOWMAN, SECRETARY

Dated: August 19, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 3, 2025.

The proxy statement and the Company’s 2025 annual report to stockholders are available at

www.ProxyVote.com

CAL-MAINE FOODS, INC.
1052 Highland Colony Parkway, Suite 200
Ridgeland, Mississippi 39157

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 3, 2025

The information set forth in this proxy statement is furnished by our Board of Directors (“Board”) in connection with the 2025 Annual Meeting of Stockholders of Cal-Maine Foods, Inc. (the “Company”) to be held on October 3, 2025, at 10:00 a.m., central time, at our principal executive offices, 1052 Highland Colony Parkway, Suite 200, Ridgeland, Mississippi 39157 (the “Annual Meeting”). Our telephone number is (601) 948-6813. The terms “we,” “us” and “our” used in this proxy statement refer to the Company.

GENERAL MATTERS

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are permitted to furnish proxy materials, including this proxy statement, form of proxy card, and our Annual Report to Stockholders for the fiscal year ended May 31, 2025 (the “Annual Report”), to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, our notice of internet availability of proxy materials sent to you separately provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to submit your proxy and voting instructions via the internet. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions provided in the notice to request the materials. A list of the Company’s stockholders of record as of the record date of August 8, 2025 will be available for inspection by stockholders of the Company for any purpose germane to the meeting at the Company’s corporate offices for 10 days preceding the date of the Annual Meeting during ordinary business hours.

The following proxy materials are being made available, on or about August 19, 2025, to stockholders of record as of the close of business on August 8, 2025 free of charge at our website, www.calmainefoods.com/annual-meeting-and-proxy-material or www.proxyvote.com:

•	The Notice of Annual Meeting and Proxy Statement for the 2025 Annual Meeting of Stockholders;

•	The Annual Report; and

•	The form of proxy card being distributed to stockholders in connection with the Annual Meeting.

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we will deliver only one copy of our notice of internet availability of proxy materials to stockholders who have the same address and last name unless one or more of these stockholders notifies us that they wish to receive individual copies. This procedure reduces our printing costs and postage fees. Although only one copy of our notice of internet availability of proxy materials will be delivered to each address, each stockholder sharing that address will continue to be able to access the proxy materials and submit his or her individual voting instructions. Upon written or oral request, we will deliver promptly separate copies of the notice to any stockholder that elects not to participate in householding. If you want to receive separate copies of our notice of internet availability of proxy materials, or if you do not wish to participate in householding in the future, or if any stockholders sharing an address are receiving multiple copies of our notice of internet availability of proxy materials and would like to request delivery of a single copy, you can make these requests through the following sources:

•
Stockholders of record should contact the Company’s Secretary in writing or by telephone at Cal-Maine Foods, Inc., ATTN: Max P. Bowman, Secretary, 1052 Highland Colony Parkway, Suite 200, Ridgeland, Mississippi 39157, telephone number (601) 948-6813.

•	Stockholders who are beneficial owners should contact their bank, broker or other nominee record holder.

Our Board is soliciting your proxy to vote your shares on all matters scheduled to come before the Annual Meeting. The proxy may be revoked by a stockholder at any time before it is voted by filing with our Secretary a written revocation of such proxy or a duly executed proxy bearing a later date. The proxy also may be revoked by a stockholder attending the meeting by withdrawing the proxy and voting in person.

The Company is not using a proxy solicitor. All expenses incurred in connection with the solicitation of proxies will be paid by us. Our directors, officers, and regular employees may solicit proxies in person, by telephone, mail, email, telecopy or employee communications. We will not pay such persons additional compensation for their proxy solicitation efforts. We will, upon request, reimburse banks,, brokerage houses and other institutions, and fiduciaries for their expenses in forwarding proxy materials to their principals.

VOTING SHARES

Stockholders of record at the close of business on August 8, 2025, are eligible to vote at the Annual Meeting in person or by proxy. As of the record date, 48,497,477 shares of our common stock were outstanding (including 216,335 shares of unvested restricted common stock issued under our Amended and Restated 2012 Omnibus Long-Term Incentive Plan, as amended, that have voting rights).

Each share of our common stock is entitled to one vote on each matter to be considered at the Annual Meeting. The holders of a majority of the voting power of the Company’s capital stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum at the Annual Meeting.

If a quorum is not present in person or by proxy, the chairperson of the meeting or the holders of shares representing a majority of the voting power of the Company’s capital stock issued and outstanding and entitled to vote at the meeting present in person or by proxy, though less than a quorum, may adjourn the meeting from time to time, until a quorum is present. Notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days. At the adjourned meeting, the Company may transact any business that might have been transacted at the original meeting.

If your shares are held in a stock brokerage account by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being made available to you by your bank, broker or other nominee that is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares and your bank, broker or other nominee will send you instructions on how to submit your voting instructions.

If you are a stockholder of record and you do not return a proxy, your shares will not be voted. If you are a stockholder of record and you make no specifications on your proxy card, your shares of our common stock will be voted in accordance with the recommendations of our Board, as provided below. If you are a beneficial owner and you do not provide voting instructions to your bank, broker or other nominee holding shares for you, your shares will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the New York Stock Exchange (“NYSE”) governing brokers (regardless of the exchange on which the company is listed) determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your bank, broker or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, NYSE rules prohibit your bank, broker or other nominee from voting on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares.

Under the NYSE rules, the proposal relating to the election of directors is considered a non-discretionary proposal and the proposal relating to the ratification of the appointment of our independent registered public accounting firm is a discretionary proposal. As such, if you are a beneficial owner and you do not provide voting instructions to your bank, broker or other nominee holding shares for you, your shares will not be voted with respect to the election of directors, and your shares may be voted with respect to the ratification of the appointment of our independent registered public accounting firm.

Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting. Abstentions are counted for purposes of determining whether a quorum is present and will have the same effect as a vote against proposals other than the election of directors.

Election of Directors. The election of directors requires a plurality of the votes cast, which means the candidates receiving the highest number of “FOR” votes will be elected. Under Delaware law, votes withheld from a director’s election will be counted toward a quorum but will not affect the outcome of the vote on the election of a director. Broker non-votes will not be taken into account in determining the outcome of the election.

Other Proposals. Under our Amended and Restated Bylaws (“bylaws”), matters other than the election of directors are decided by the affirmative vote of the holders of a majority of the voting power of the Company’s capital stock present in person or by proxy and entitled to vote.

Voting Requirements. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

Proposal	Voting Options	Votes Required To Adopt Proposal	Effect of Abstentions	Effect of Broker Non-Votes
No. 1: Election of Class I directors	For or withhold on each	Plurality of votes cast	N/A	No effect
nominee

No. 2: Ratification of selection of Frost, PLLC as our independent registered public accounting firm for fiscal 2026	For, against, or abstain	Affirmative vote of the holders of a majority of the voting power of the Company’s capital stock present in person or by proxy and entitled to vote on the matter	Treated as votes against	N/A
Our Board unanimously recommends that you vote:

•	FOR the election of each Class I director nominee named in this proxy statement to serve as a director of the Company for a term expiring at the Company’s 2028 annual meeting of stockholders; and

•	FOR the ratification of our selection of Frost, PLLC as independent registered public accounting firm of the Company for fiscal year 2026.

We do not expect any matters to be presented for action at our Annual Meeting other than the matters described in the proxy statement. However, by completing, dating, signing and returning a proxy card, or by submitting your proxy and voting instructions via the internet, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such other matter in accordance with their best judgment.

In accordance with Delaware law and the Company’s bylaws, the Company will appoint one or more inspectors of election to act at the Annual Meeting and make a written report in accordance with law.

OWNERSHIP OF VOTING SECURITIES BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to the beneficial ownership of our common stock as of August 11, 2025, unless otherwise indicated, by:

•	each person known by us to beneficially own more than 5% of our common stock outstanding,
•	each current director of the Company, each director nominee, and each executive officer named in the Summary Compensation Table (each a “named executive officer”), and
•	all directors and executive officers as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage Outstanding (1)

Adolphus B. Baker (3)	1,703,187	3.5%
Melanie Boulden (4)	938	*
Max P. Bowman (5)	16,009	*
Robert L. Holladay, Jr. (6)	23,137	*
Letitia C. Hughes (7)	43,743	*
Sherman L. Miller (8)	30,977	*
James E. Poole (9)	10,243	*
Steve W. Sanders (10)	26,402	*
Michael T. Walters (11)	12,972	*
Camille S. Young (12)	8,621	*
BlackRock, Inc. (13)	6,217,701	12.8%
The Vanguard Group (14)	4,771,655	9.8%
Cal-Maine Foods, Inc. KSOP	1,859,296	3.8%
All directors and executive officers as a group (12 persons) (15)	1,882,158	3.9%

* Less than 1%
(1)
Unless otherwise set forth in the footnotes below, the mailing address of each beneficial owner is Cal-Maine Foods, Inc., 1052 Highland Colony Parkway, Suite 200, Ridgeland, MS 39157. Percentage ownership reflected in the table is based on 48,497,477 shares of our Common Stock outstanding as of August 11, 2025.

(2)
The information as to beneficial ownership is based on information known to us or statements furnished to us by the beneficial owners. As used in this table, “beneficial ownership” has the meaning given in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), i.e., the sole or shared power to vote or to direct the voting of a security, or the sole or shared investment power with respect to a security (the power to dispose of or to direct the disposition of a security). For purposes of this table, a person is deemed as of any date to have “beneficial ownership” of any security that such person has the right to acquire within 60 days of such date. Unless otherwise indicated, shares shown in the table are held with sole voting and investment power.

(3)
Based on a Schedule 13D/A filed by the group with the SEC on August 5, 2025: (i) Adolphus B. Baker, the Company’s Board Chair, beneficially owns 1,466,586 shares of common stock (“Common Shares”). His beneficial ownership includes direct ownership of an additional 46 Common Shares with his spouse Dinnette Adams Baker, as joint tenants in common, with respect to which he has shared voting and dispositive power. Mr. Baker’s beneficial ownership also includes 147,552 Common Shares that he owns through the Company’s KSOP, (as of August 11, 2025) as well as 4,743 Common Shares of unvested restricted stock. With respect to his shares of unvested restricted stock, Mr. Baker has sole voting power and no dispositive power. With the exception of the 46 Common Shares that he owns as a joint tenant in common with his spouse, Mr. Baker disclaims beneficial ownership of all Common Shares beneficially owned by his spouse. (ii) Dinnette Adams Baker, Mr. Baker’s spouse, beneficially owns 236,647 Common Shares. Her beneficial ownership includes direct ownership of an additional 46 Common Shares with Mr. Baker, as joint tenants in common, with respect to which she has shared voting and dispositive power. Ms. Baker’s beneficial ownership also includes 6,031 Common Shares that she owns through the Company’s KSOP. With the exception of the 46 Common Shares that she owns as a joint tenant in common with her spouse, Ms. Baker disclaims beneficial ownership of all Common Shares beneficially owned by her spouse.

(4)	Ms. Boulden is a director and a director nominee. Includes 938 shares of unvested restricted common stock.

(5)
Mr. Bowman is a director, and is our Vice President – Chief Financial Officer, Treasurer, and Secretary. Includes 1,523 Common Shares accumulated under his KSOP account and 5,781 shares of unvested restricted common stock.

(6)	Mr. Holladay is our Vice President – General Counsel. Includes 6,059 Common Shares accumulated under his KSOP account and 5,089 shares of unvested restricted common stock.
(7)	Ms. Hughes is a director. Includes 4,743 shares of unvested restricted common stock.
(8)
Mr. Miller is a director, a director nominee, and is President and Chief Executive Officer. Includes 1,440 Common Shares accumulated under his spouse’s KSOP account as to which Mr. Miller disclaims beneficial ownership, 5,638 Common Shares accumulated under Mr. Miller’s KSOP account, and 7,371 shares of unvested restricted common stock.

(9)	Mr. Poole is a director. Includes 4,743 shares of unvested restricted common stock.
(10)	Mr. Sanders is a director. Includes 4,743 shares of unvested restricted common stock.
(11)	Mr. Walters is Vice President – Operations and Chief Operating Officer. Includes 7,202 Common Shares accumulated under Mr. Walters’ KSOP account, and 3,862 shares of unvested restricted common stock.
(12)	Ms. Young is a director and a director nominee. Includes 4,743 shares of unvested restricted common stock.
(13)
This information is based solely on a Schedule 13G/A filed with the SEC on April 30, 2025, by BlackRock, Inc. (“BlackRock”). The Schedule 13G/A reports that BlackRock has sole voting power over 6,141,502 of such shares and sole dispositive power over 6,217,701 of such shares. BlackRock’s address is 50 Hudson Yards, New York, NY 10001.

(14)
This information is based solely on a Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group (“Vanguard”). The Schedule 13G/A reports that Vanguard has shared voting power over 74,163 of such shares, sole dispositive power over 4,654,752 of such shares, and shared dispositive power over 116,903 of such shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(15)
Includes Common Shares accumulated under the KSOP. Also includes Common Shares as to which Messrs. Baker and Miller disclaim beneficial ownership, as described in Notes (3) and (8) above. A total of 176,255 Common Shares accumulated in the KSOP for the benefit of the directors and executive officers named above and their spouses are included in the 1,859,296 shares shown in the table as owned by the KSOP.

PROPOSAL NO. 1: ELECTION OF CLASS I DIRECTORS

Our Fourth Amended and Restated Certificate of Incorporation (“charter”) and our bylaws provide that the number of directors shall be fixed by resolution of the Board and that such number may not be less than three nor more than 12. The Board has fixed the number of directors at eight as of the date of the Annual Meeting.

Our charter provides that directors are divided into three classes to be as nearly equal in number as is practicable, with each class elected for three-year terms. Each director holds office until that director’s successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Our directors are classified into the following three classes:

•	Class I directors are Melanie Boulden, Sherman L. Miller and Camille S. Young, and their terms will expire at the Annual Meeting;

•	Class II directors are Max P. Bowman and Letitia C. Hughes, and their terms will expire at the 2026 annual meeting of stockholders; and

•	Class III directors are Adolphus B. Baker, Steve W. Sanders and James E. Poole, and their terms will expire at the 2027 annual meeting of stockholders.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Melanie Boulden, Sherman L. Miller and Camille S. Young for election as Class I directors at the Annual Meeting (each a “Director Nominee” and collectively, the “Director Nominees”). Each Director Nominee is currently a director of the Company and each Director Nominee has consented to being named as a director nominee in this proxy statement and to serve as a director if elected. If elected, each Director Nominee will hold office until the Company’s 2028 annual meeting of stockholders and until his or her respective successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Unless otherwise specified, proxies will be voted FOR the election of the Director Nominees named above. If, at the time of the Annual Meeting, any of the Director Nominees named above are unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person or persons as the Board may designate in its discretion, unless otherwise directed.

Under our bylaws, our directors are elected by a plurality of votes cast. For more information on the voting requirements, see “Voting Shares—Election of Directors” and —“Voting Requirements” above.

The Board unanimously recommends a vote “FOR” each Director Nominee.

DIRECTORS AND DIRECTOR NOMINEES

Below is biographical information about each of our current directors and Director Nominees, including information regarding tenure as a director of the Company, business experience and qualifications, education and other public company directorships. In addition to the qualifications referred to below, see Corporate Governance – Skills Matrix for information regarding the specific skills of each of our directors and Director Nominees.

Adolphus B. Baker Board Chair, Cal-Maine Foods, Inc.
Age	Director Since	Committees	Other Public Company Directorships
68	1991	• Executive (Chair)	Trustmark Corporation and Trustmark National Bank
Business Experience, Qualifications, Attributes and Skills
Adolphus B. Baker serves as Board Chair. He was elected as Board Chair in 2012. Previously, Mr. Baker served as Company Chief Executive Officer from 2010 to September 30, 2022, President from 2010 to 2018, and as Chief Operations Officer from 1997 to 2010. Mr. Baker served as Company Vice President and Director of Marketing from 1987 to 2010 after earning his promotion from his prior position as Company Assistant to the President in 1987. Mr. Baker joined Cal-Maine Foods in 1986.

Mr. Baker has guided Cal-Maine Foods’ emergence as the largest producer and distributor of fresh shell eggs and egg products in the United States. During his tenure, the Company has identified, acquired and successfully integrated 26 companies that have driven enterprise growth. Mr. Baker was also instrumental in delivering the Company’s 1996 initial public offering and Nasdaq listing (Nasdaq: CALM). Mr. Baker’s focus on prudential growth helped drive net sales of $293 million in fiscal 1997 to the Company’s highest net sales of $3.1 billion in fiscal 2023. He helped the Company align enterprise production, sales and distribution capabilities to generate annual sales volumes in excess of one billion dozen shell eggs, which represent about 21% of current United States domestic shell egg consumption. Mr. Baker has helped expand the Company’s total addressable market through our growth strategies. Notably, Mr. Baker has supervised the installation of an asset base that helps the Company provide a spectrum of food choices across product categories.

As Board Chair, Mr. Baker remains actively involved in managing the Company, with a focus on strategy, capital allocation, advising the senior management team and leading the Board. Mr. Baker also leverages his deep experience and diverse skillset to advise the Company on its engagement with stakeholders.

Mr. Baker currently serves on the Board of Directors of Eggland’s Best, Inc., and the board of managers of Eggland’s Best, LLC. He previously served as Chairman of the American Egg Board, United Egg Producers, Egg Clearinghouse, Inc. and the Mississippi Poultry Association. He has also previously served as a Director of United Egg Producers. He currently serves on the Board of Directors of Trustmark Corporation and its subsidiary, Trustmark National Bank.

Mr. Baker earned a Bachelor of Business Administration from Mississippi State University in 1980. He is the son-in-law of the late Fred R. Adams, Jr., the Company’s founder. The Board believes that Mr. Baker’s highly informed view of Company operations, his depth and breadth of experience and his continued poultry industry engagement qualify him to serve on the Board.

Melanie Boulden Former Executive Vice President, Chief Growth Officer, Tyson Foods, Inc.
Age	Director Since	Committees	Other Public Company Directorships
53	2025	• Ms. Boulden has been appointed to serve on the Audit, Compensation and Nominating and Corporate Governance Committees commencing September 1, 2025.	Adobe Inc.
Business Experience, Qualifications, Attributes and Skills
Melanie Boulden was appointed to the Board as an independent director in 2025. Ms. Boulden formerly served as the Group President of the Prepared Foods business unit from September 2023 to October 2024 and Executive Vice President, Chief Growth Officer from February 2023 to May 2025 for Tyson Foods, Inc. (“Tyson Foods”), where she remains a consultant. Tyson Foods is a multinational protein-focused food company.  As Group President of Tyson Foods’ Prepared Foods business unit, Ms. Boulden had full P&L responsibility, leading a multibillion-dollar retail, foodservice and ecommerce portfolio, which included beloved and category-leading brands, such as Jimmy Dean®, Hillshire Farm® and Ball Park®.  She was responsible for several manufacturing facilities and more than 19,000 team members.  As Executive Vice President, Chief Growth Officer, Ms. Boulden led innovation, research and development, consumer insights and analytics, demand planning, marketing communications, and corporate communications across the enterprise.

Ms. Boulden previously held roles as Chief Marketing Officer of the North America operating unit of The Coca-Cola Company from January 2021 to December 2022, leading a multibillion-dollar brand portfolio consisting of more than 20 brands; President of the Still Beverages business unit at Coca-Cola North America from April 2020 to January 2021, leading the water, sports drinks, tea and coffee businesses; and President and General Manager of Venturing and Emerging Brands at Coca-Cola North America from August 2019 to April 2020. Ms. Boulden’s earlier corporate experience includes senior global marketing roles at Reebok International, Ltd., Crayola LLC, Kraft Foods Group Inc., and Henkel Consumer Goods, USA.

Ms. Boulden currently serves on the board of directors of Adobe Inc. She holds a Bachelor of Science degree from Iowa State University and a Master of Business Administration degree from the University of Iowa with concentrations in finance and marketing. The Board believes that Ms. Boulden’s deep expertise in the food, beverage and protein industry and nearly three decades of business management and brand-building experience qualify her to serve on the Board.

Max P. Bowman Vice President, Chief Financial Officer, Cal-Maine Foods, Inc.
Age	Director Since	Committees	Other Public Company Directorships
65	2018	• Executive	None
Business Experience, Qualifications, Attributes and Skills
Mr. Bowman has served as Company Vice President and Chief Financial Officer since October 5, 2018, when he was elected to the Board. Mr. Bowman also serves as treasurer and secretary. He joined the Company in June 2018 as Vice President, Finance. Mr. Bowman is a Certified Public Accountant who has extensive experience leading corporate finance and accounting, financial reporting, risk management and merger and acquisition efforts. Mr. Bowman is responsible for the Company’s business line finance group, accounting and financial reporting, corporate development, financial planning and analysis, human capital, information technology, investor relations, risk management and sustainability functions.

Prior to joining the Company, Mr. Bowman served as Chief Financial Officer of Southern States Utility Trailer Sales and H&P Leasing from 2014 to 2018. In 2003, Mr. Bowman co-founded Tenax, LLC, a holding company for Tenax Aerospace, a special-mission aircraft-leasing company. At Tenax, Mr. Bowman served as chief executive officer, chief financial officer and president. From 1985 to 2002, Mr. Bowman served in progressive roles of responsibility at ChemFirst, Inc. (NYSE: CEM), a diversified global agricultural, intermediate and fine chemical manufacturer and provider of electronic materials and chemicals to the semiconductor industry that was previously listed on the New York Stock Exchange. Mr. Bowman was appointed as Chief Financial Officer of ChemFirst in 1997 and served in this role until ChemFirst was sold to DuPont Co in December 2002. Previously, Mr. Bowman began working at Arthur Andersen & Company in 1982 and was serving as a Senior Auditor when he left the firm in 1985.

Mr. Bowman’s earlier board service includes Tenax and WGS Systems. He earned a Bachelor of Accountancy Degree from Mississippi State University. The Board believes that Mr. Bowman’s extensive experience in managing the finance divisions of public and private companies and successful dealmaking track record qualify him to serve on the Board.

Letitia C. Hughes Retired Senior Vice President, Trustmark National Bank
Age	Director Since	Committees	Other Public Company Directorships
73	2001	• Audit (Chair) • Compensation • Nominating and Corporate Governance	None
Business Experience, Qualifications, Attributes and Skills
Letitia C. Hughes was elected to the Board as an independent director in 2001, and appointed as lead independent director on July 22, 2025. Ms. Hughes retired as Senior Vice President and Manager of Private Banking at Trustmark National Bank in Jackson, Mississippi, in 2014 after more than forty years of service as a private wealth management expert, industry vertical banker and credit analyst. During her career, Ms. Hughes earned progressively more senior roles tied to financial services, human capital management and technology management, among other capabilities. She served as a subject matter expert for customer privacy, bank secrecy and anti-money laundering governance initiatives. Ms. Hughes also helped the bank develop standards for measuring progress against key legal, compliance and performance objectives.

Ms. Hughes most recently served as Senior Vice President at Trustmark. She focused her career on private banking from 1995 until her retirement. Ms. Hughes helped high net-worth individuals and their families meet their financial goals by providing holistic wealth planning capabilities, including financial analysis, real estate and portfolio management solutions and insurance, tax and trust-planning services. Between 1980 and 1995, Ms. Hughes served as a relationship manager for small- and medium-size corporate clients and offered merger and acquisition advisory services in addition to loan-origination capabilities across industry verticals, including manufacturing, food processing and heavy equipment leasing and finance, among others. In 1975, Ms. Hughes was promoted to a generalist credit analyst role dedicated to support the bank’s risk management efforts. She began her career with Trustmark in 1974 as a management trainee. During her career, Ms. Hughes maintained active Series 6, Series 7 and Series 63 licenses.

Ms. Hughes continues to contribute to community organizations, including serving in a number of leadership and advisory roles in the Jackson, Mississippi, area. Notably, she previously served as President of the Junior League of Jackson, Mississippi. Ms. Hughes has served on the Board of Trustees of Methodist Rehabilitation Center (“MRC”) in Jackson since 2007. Since 2012, she has also supported the MRC’s Wilson Research Foundation, which is devoted to build a research and education program to advance the clinical practice of neurorehabilitation, with board service and Investment Committee participation and oversight.

Ms. Hughes earned her B.S. in Math from Vanderbilt University in 1974. The Board believes that Ms. Hughes’ broad audit, finance and banking experience, in addition to her general knowledge of the Company’s operating environment, qualify her to serve on the Board.

Sherman L. Miller President and Chief Executive Officer, Cal-Maine Foods, Inc.
Age	Director Since	Committees	Other Public Company Directorships
50	2012	• Executive	None
Business Experience, Qualifications, Attributes and Skills
Mr. Miller was elected to the Board in 2012. He has devoted his entire professional career to the Company since joining in 1996, serving in various positions of increasing responsibility.  He has served as President since 2018 and was elected as Chief Executive Officer (“CEO”) on September 30, 2022. Mr. Miller previously served as Chief Operating Officer (“COO”) from 2011 to March 24, 2023, where he had primary responsibility for commodity sourcing, procurement and distribution logistics, as well as oversight for the Company risk policies tied to food safety, environmental management and animal welfare.

Mr. Miller is a widely recognized animal protein industry expert. He brings extensive experience in attracting and retaining the talent base necessary to support the Company’s growth strategy, both organically and through acquisitions. He also brings a deep understanding of the regulatory landscape that governs how safe, quality food is produced, processed and brought to market.

As CEO, Mr. Miller is a proven leader in managing our business through the various market cycles that are characteristic of our industry. His strategic vision is focused on the Company’s long-term growth and value creation for all our stakeholders, including our customers, employees, investors, the communities we serve, the chickens under our care, and the families who rely on us for quality egg products.

Mr. Miller’s current and prior board service includes contributions to the United Egg Producers, the U.S. Poultry and Egg Association and the Mississippi State University Poultry Science Advisory Board, among others. He earned his B.S. in Poultry Science from Mississippi State University, where he currently serves as the Distinguished Fellow for the Department of Poultry Science.

The Board believes that Mr. Miller’s recognized and substantial industry experience, operational expertise, track record of innovation and successful execution of the Company’s strategies qualify him to serve on the Board.

James E. Poole Retired Founder and Managing Partner, GranthamPoole
Age	Director Since	Committees	Other Public Company Directorships
76	2004	• Audit • Compensation (Chair) • Nominating and Corporate Governance	None
Business Experience, Qualifications, Attributes and Skills
James E. Poole was elected to the Board as an independent director in 2004. Mr. Poole is a Certified Public Accountant who retired in 2013 as a Principal of GranthamPoole PLLC, a public accounting firm he co-founded in 1999. GranthamPoole grew into one of the southeastern United States’ largest regional accounting firms, driven largely by the firm’s recognized expertise designing audit, ethics and governance programs for clients. Mr. Poole’s service to the firm included Management Committee membership and senior partner and principal roles. Mr. Poole’s practice focused on identifying clients’ key business risks and helping them integrate liability management and insurance strategies into growth-focused operating cultures. He also supervised the expansion of the firm’s merger and acquisitions and tax-consulting practices.

Prior to co-founding GranthamPoole, Mr. Poole founded James E. Poole, CPA, a public accounting firm, in 1985. Under his leadership, the firm quickly scaled its valuation and merger and advisory practices on behalf of corporate clients pursuing growth, among other specialty areas. Previously, Mr. Poole co-founded Mississippi Mortgage Company, a company focused on low-income housing mortgage origination and syndication. He also built other businesses, including a real estate company focused on residential development in the Florida panhandle in addition to a business dedicated to oil and gas exploration.

A native of Oxford, Mississippi, Mr. Poole earned a Bachelor of Business Administration with a major in Accounting from University of Mississippi in 1972. He is very well-known for his contributions to the Ole Miss football team as a standout player. Mr. Poole is also active in the community. He previously volunteered for Kairos Prison Ministries, an organization devoted to serve incarcerated men, women and youth and assist those who have been impacted by incarceration. He previously served on the ministry’s Central Mississippi Board of Directors.

The Board believes that Mr. Poole’s extensive audit and financial experience, risk management expertise, successful track record of business development and broad knowledge of the general business climate where the Company operates qualify him for service on the Board.

Steve W. Sanders Retired Partner Ernst & Young
Age	Director Since	Committees	Other Public Company Directorships
79	2009	• Audit • Compensation • Nominating and Corporate Governance (Chair)	None
Business Experience, Qualifications, Attributes and Skills
Steve W. Sanders was elected to the Board as an independent director in 2009. Mr. Sanders is a Certified Public Accountant who retired as Managing Partner of the Ernst & Young LLP, Jackson, Mississippi, office after more than 30 years of service. Mr. Sanders has extensive audit, merger and acquisition accounting and valuation-advisory experience. In his practice, Mr. Sanders advised private companies searching for bolt-on acquisitions and engaging in initial public offerings. Mr. Sanders also has broad experience providing industry verticals with audit services and various acquisition audits and related services.

Mr. Sanders was promoted to partner at Ernst & Young in 1986. During his tenure, Mr. Sanders was increasingly responsible for human capital management, including hiring, retention and client-side staffing for the Jackson, Mississippi, office. He also supervised the Jackson, Mississippi, office’s ethics, legal and regulatory compliance prior to his retirement in 2002 as Managing Partner. Mr. Sanders’ early career included experience working part-time at a poultry company, which gave him insight into the poultry industry’s operating needs.

Mr. Sanders served as a Lecturer at the Richard C. Adkerson School of Accountancy at Mississippi State University, where he taught accounting and auditing courses from 2003 until his retirement in 2017. His previous board service includes a directorship of Valley Services, Inc., a privately held national contract food services manager, from 2002 until Elior North America acquired the business in 2012. Mr. Sanders’ community activities include service to Broadmoor Baptist Church in Madison, Mississippi, including as the former Chairman of its Finance Committee.

Mr. Sanders earned his B.S. of Accountancy at Mississippi State University in 1968 and Masters in Business Administration in 1969. The Board believes that Mr. Sanders’ extensive audit, accounting and finance experience, in addition to his human capital management and leadership record, qualify him to serve on the Board.

Camille S. Young Principal and Director, Cornerstone Government Affairs
Age	Director Since	Committees	Other Public Company Directorships
52	2021	• Audit • Compensation • Nominating and Corporate Governance	Mississippi Power Company
Business Experience, Qualifications, Attributes and Skills
Camille S. Young was elected to the Board as an independent director in 2021. Ms. Young brings more than twenty years of government affairs experience with Mississippi’s elected state and local government officials. Ms. Young maintains deep relationships with business leaders and community influencers nationally and across the state of Mississippi. She deploys her issue expertise and relationships to help clients navigate policies, create and drive effective advocacy campaigns, utilize business and development opportunities and craft successful public affairs efforts. In her practice, Ms. Young also helps clients pursue mergers and acquisitions, navigate supply chain complexities and manage value chain risks.

Ms. Young currently serves as Principal and Director of Cornerstone Government Affairs, a full-service, bipartisan consulting firm specializing in federal and state government relations, public affairs and strategic communications and advisory services. At Cornerstone, Mr. Young co-chairs the firm’s Diversity and Inclusion Working Group. Ms. Young joined the firm in 2011.

Previously, Ms. Young served as a government affairs representative with one of Mississippi’s leading law firms, Watkins Ludlam Winter & Stennis, from 2001 to 2011, where she was a member of the Government Affairs practice group. She was responsible for managing clients’ legislative advocacy, public affairs and community relations efforts. Prior to joining Watkins Ludlam, Ms. Young served the Mississippi Farm Bureau Federation for five years in various roles as a communications specialist, director of media relations and a government relations specialist. She also held a position with the United States Department of Agriculture as an outreach and public affairs specialist.

Ms. Young serves as a member of the inaugural Diversity and Inclusion Committee of the Madison County Business League and Foundation in Mississippi. She previously served as President of the Mississippi State University National Alumni Association, where, during her tenure, she helped drive increased participation by diverse members of the alumni base. Ms. Young has contributed to community activities such as the Greater Jackson Chamber Partnership Board of Directors, the Junior League of Jackson Sustainers Board of Directors, Alpha Kappa Alpha Sorority, Incorporated, and the Mississippi 4-H Foundation. Ms. Young’s public board service includes Mississippi Power Company, a subsidiary of Southern Company. She also serves on the board of privately-held BankFirst Financial Services.

Ms. Young earned her B.A. in Communication and M.S. in Agriculture & Extension Education from Mississippi State University. The Board believes that Ms. Young’s extensive human capital, government and regulatory relations, risk management and strategic planning experience qualify her to serve on the Board.

EXECUTIVE OFFICERS OF THE COMPANY

The following information sets forth the name, age, principal occupation and business experience during the last five years of each of the current executive officers of the Company. The executive officers serve at the pleasure of the Board.

ADOLPHUS B. BAKER, age 68, is Board Chair. See previous description under “Directors and Director Nominees.”

SHERMAN L. MILLER, age 50, is President, Chief Executive Officer and a director. See previous description under “Directors and Director Nominees.”

MAX P. BOWMAN, age 65, is Vice President, Chief Financial Officer, Treasurer and Secretary and a director. See previous description under “Directors and Director Nominees.”

ROBERT L. HOLLADAY, JR., age 49, is Vice President – General Counsel. Mr. Holladay joined the Company and was appointed to this position in 2011.

MICHAEL T. WALTERS, age 54, is Vice President – Operations and Chief Operating Officer. Mr. Walters has served as a Vice President since July 11, 2011. He was appointed as Chief Operating Officer by the Board on March 24, 2023.

SCOTT D. HULL, age 38, is Vice President – Sales. Mr. Hull assumed the executive officer role on April 4, 2024 and has served as Vice President - Sales since October 1, 2021. Prior to that time, Mr. Hull served as National Sales Manager from September 2016. Mr. Hull previously served as a general manager at the Company’s Louisburg, North Carolina, location before joining the sales team in 2014. He has been with the Company since 2009.

KEIRA L. LOMBARDO, age 44, is Chief Strategy Officer. She joined the Company and was appointed to this position in August 2025. Prior to joining the Company, since late 2024, she served as Chief Executive Officer of Dairy MAX Inc., a large-scale dairy organization representing approximately 700 farm families across eight states. From 2020 to 2022, she served as Chief Administrative Officer at Smithfield Foods, Inc. (Nasdaq: SFD), a public company producing a wide variety of packaged meats and fresh pork products primarily in the U.S. Prior to that time, she served as Executive Vice President, Corporate Affairs and Compliance at Smithfield starting in 2019 and in various other corporate and investor relations positions at Smithfield since 2002.

CORPORATE GOVERNANCE

Meetings and Attendance

Each year, our Board holds regularly scheduled quarterly meetings and may hold special meetings from time to time. Normally, Board committees hold meetings the same day as the Board’s regular meetings and may also hold special meetings from time to time. At each quarterly Board meeting, time is set aside for the independent directors to meet without management present. Our Board held four regularly scheduled quarterly meetings, five special meetings, and took action by written consent three times during fiscal year 2025. Each of our directors attended at least 75% of all of the Board meetings and meetings of the Board committees on which they served during their tenure in office in fiscal year 2025. Directors are encouraged to attend each of the Company’s annual meeting of stockholders, and all directors attended the Company’s 2024 annual meeting.

Board Committees

Our Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. In addition, under our bylaws our Board may designate additional committees as it deems appropriate. In select instances, the Board and its committees may take action through written consent. The Audit, Compensation, and Nominating and Corporate Governance Committees have written charters which are available on the “Investor Relations – Corporate Governance” page of our website at www.calmainefoods.com. The Executive Committee does not have a charter. In accordance with its charter, from time to time the Nominating and Corporate Governance Committee reviews, and as appropriate recommends to the Board, potential changes with respect to the Board’s committees, and the Nominating and Corporate Governance Committee plans to conduct such a review in the near future. The table below provides the composition of each of the Board’s standing committees as of the date of this proxy statement.

Director	Audit (1)	Compensation (1)	Nominating and Corporate Governance (1)	Executive
Adolphus B. Baker				Chair
Max P. Bowman				Member
Letitia C. Hughes	Chair	Member	Member
Sherman L. Miller				Member
James E. Poole	Member	Chair	Member
Steve W. Sanders	Member	Member	Chair
Camille S. Young	Member	Member	Member
(1)	Melanie Boulden has been appointed to serve on the Audit, Compensation and Nominating and Corporate Governance Committees commencing September 1, 2025.

Audit Committee: The Audit Committee is composed of four directors, each whom is independent in accordance with applicable Nasdaq listing standards and SEC rules, including the enhanced criteria with respect to audit committee members. The Audit Committee meets with management, internal auditors, and the Company’s independent registered public accounting firm to oversee the effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting, oversees and retains the Company’s independent registered public accounting firm, evaluates and oversees an internal auditor for the Company, reviews annual audited financial statements and recommends whether such statements should be included in the Company’s annual reports on Form 10-K, reviews quarterly financial statements and reports on Form 10-Q, and oversees certain other financial matters. The Audit Committee discusses with the Company’s Director of Information Technology ongoing processes to improve and update the Company’s cybersecurity protocols, new cybersecurity threats, results of internal assessments and any significant cybersecurity incidents. The Audit Committee also reviews the Company’s systems to monitor and enforce compliance with the Company’s Code of Ethics and Business Conduct and reviews and oversees on an ongoing basis all “related-party transactions” required to be disclosed pursuant to SEC regulations. Ms. Boulden has been appointed to serve on the Audit Committee commencing September 1, 2025, at which time the committee will be composed of five independent directors. Upon recommendation of our Nominating and Corporate Governance Committee, our Board has determined that each of Ms. Hughes and Messrs. Poole and Sanders qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC. The Audit Committee held four meetings in fiscal year 2025.

Compensation Committee: The Compensation Committee is composed of four directors, each of whom is independent in accordance with applicable Nasdaq listing standards and SEC rules. The Compensation Committee discharges  the responsibilities of the Board relating to compensation of the Company’s executive officers. The Compensation Committee reviews and approves annually the compensation of the Company’s Chief Executive Officer and other executive officers of the Company and reviews and approves any employment, severance, change in control or similar agreement with an executive officer. The Compensation Committee administers the Company’s Amended and Restated 2012 Omnibus Long-Term Incentive Plan, as amended. The Compensation Committee is also responsible for reviewing periodically the form and amount of non-employee director compensation and recommending any proposed changes to the Board. Ms. Boulden has been appointed to serve on the Compensation Committee commencing September 1, 2025, at which time the committee will be composed of five independent directors. For more information on the Compensation Committee’s processes and procedures, see “Compensation Discussion and Analysis” below. The Compensation Committee held two regular scheduled quarterly meetings and two special meetings in fiscal year 2025.

Nominating and Corporate Governance Committee: The Nominating and Corporate Governance Committee was established by the Board on March 25, 2025, and is composed of four directors, each of whom is independent in accordance with applicable Nasdaq listing standards. The Nominating and Corporate Governance Committee discharges the Board’s responsibilities related to the Company’s director nominations process and procedures and develops and maintains the Company’s corporate governance policies, practices and procedures. For additional information about the committee’s process for identifying and evaluating nominees for director, see “Director Nomination Process and Consideration of Director Nominees,” below. Ms. Boulden has been appointed to serve on the Nominating and Corporate Governance Committee commencing September 1, 2025, at which time the committee will be composed of five independent directors. The Nominating and Corporate Governance Committee held one meeting in fiscal year 2025.

Executive Committee: The Executive Committee may exercise all of the powers of the full Board, except for certain major actions, such as the adoption of an agreement of merger or consolidation, the recommendation to stockholders of the disposition of substantially all of the Company’s assets or a dissolution of the Company, and the declaration of a dividend or authorization of an issuance of stock. It may not authorize single capital expenditure projects in excess of $10 million. The Executive Committee did not hold any formal meetings in fiscal year 2025, but worked closely together and took action by written consent seven times.

Director Nomination Process and Consideration of Director Nominees

At least annually, the Nominating and Corporate Governance Committee reviews the composition and size of the Board. In recommending director nominees to the Board, the Nominating and Corporate Governance Committee considers any specific criteria the Board may request from time to time and such other factors as it deems appropriate. These factors may include any special training or skill, experience with businesses and other organizations of comparable size and type, experience or knowledge with businesses that are particularly relevant to the Company’s current or future business plans, financial expertise, the interplay of the candidate’s experience with the experience of the other directors, sufficient time to devote to the responsibilities of a director, freedom from conflicts of interest or legal issues, Board and committee composition requirements of the SEC and Nasdaq and the extent to which, in the Nominating and Corporate Governance Committee’s opinion, the candidate would be a desirable addition to the Board, including how the candidate’s qualities and attributes would complement the other directors’ backgrounds. Additional factors that may be taken into consideration include, but are not limited to, advanced studies and certifications, industry experience, and areas of corporate experience. The Nominating and Corporate Governance Committee believes that the different backgrounds of the directors of the Board contribute to the overall insight necessary to evaluate matters coming before the Board.

Each candidate brought to the attention of the Nominating and Corporate Governance Committee, regardless of who recommended such candidate, will be considered on the basis of the criteria set forth above.

As part of its role in the director nominations process, the Nominating and Corporate Governance Committee considers potential director nominees proposed by committee members, other members of the Board, the Company’s advisors, management or our stockholders. Any stockholder desiring to submit a director candidate for consideration should submit the candidate’s name, address and detailed background information to the Secretary of the Company at the Company’s address shown above under “General Matters.” The Secretary will forward such information to the Nominating and Corporate Governance Committee for its consideration.

After the Nominating and Corporate Governance Committee was established by the Board on March 25, 2025, the committee initiated a process to identify and recruit qualified candidates to serve as directors of the Company, seeking suggestions from directors, management and the Company’s advisors. As part of its process, the committee identified Ms. Boulden, who was brought to the committee’s attention by one of the Company’s outside financial advisors. Based on Ms. Boulden’s experience, qualifications, attributes and skills as described above under “Directors and Director Nominees,” the committee recommended to the Board, and the Board approved, the appointment of Ms. Boulden to the Board as a Class I director in August 2025 and as nominee for election as a Class I director at the Annual Meeting.

Skills and Experience

The following table notes the breadth and variety of business experience that each of the directors and Director Nominees brings to the Company and which enable the Board to provide insightful leadership to the Company We believe that our directors have suitable and diverse skill sets that align with our industry and business strategy. Our Nominating and Corporate Governance Committee reviews these skill areas periodically to help ensure they represent the current and anticipated future needs of our business.

CAL-MAINE FOODS BOARD OF DIRECTORS CHARACTERISTICS
	BAKER	BOULDEN	BOWMAN	HUGHES	MILLER	POOLE	SANDERS	YOUNG
SKILLS AND EXPERIENCE
Audit & risk management			✓	✓	✓	✓	✓	✓
Financial reporting		✓	✓	✓		✓	✓	✓
Governance & ethics oversight		✓	✓	✓		✓		✓
Human capital management	✓	✓	✓	✓	✓	✓	✓	✓
Industry experience	✓	✓	✓	✓	✓	✓	✓	✓
Information & cyber security			✓	✓
Legal compliance & regulatory relations	✓			✓	✓		✓	✓
Mergers & acquisitions	✓	✓	✓	✓	✓	✓	✓	✓
Product quality & innovation		✓			✓		✓	✓
Strategy & planning	✓	✓	✓	✓	✓	✓	✓	✓
Supply chain & procurement	✓	✓	✓		✓		✓	✓
Sustainability governance		✓	✓	✓	✓			✓

Stockholder Communications

Stockholders may send communications to the Board by directing them to the Secretary in the manner described above under “General Matters.” The Secretary will forward to all members of the Board any such communications he receives which, in his reasonable judgment, he deems not to be spurious and to be sent in good faith.

Strategy Oversight

The Board is responsible for oversight of strategic planning of the Company. The Board plays an integral role in development of Company strategy and coordination with management of the execution of that strategy. The Board also identifies and oversees the management of the Company’s long-term goals.

Risk Oversight

The Board takes its oversight role in the Company’s risk management very seriously. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing Board committees that address risks inherent in their respective areas of oversight.

The Chief Executive Officer and other members of senior management are primarily responsible for managing the day-to-day risks of the Company’s business and are best equipped to assess and manage those risks. The Audit Committee also plays a prominent role in assessing and addressing risks faced by the Company with respect to financial and accounting controls, internal audit functions, pending or threatened legal matters, cybersecurity, insurance coverage and the Company’s “whistleblower” hotline policy, among other matters. The Board and the Audit Committee receive reports on the Company’s exposure to risk and its risk management practices from members of senior management and legal counsel, including reports on the Company’s information technology standards and safeguards, financial and accounting controls and security measures, environmental compliance, bio-security and animal health, food safety, human resources, litigation and other legal matters, grain purchasing strategies, and customer concentration and product mix, among other things. For additional information about the Company’s processes for managing risks from cybersecurity threats and the Board’s and Audit Committee’s oversight of such risks, see our Annual Report on Form 10-K for fiscal 2025, Part I. Item 1C. Cybersecurity. The Board regularly receives updates about and reassesses the management of the Company’s risks throughout the year. The Board and the Audit Committee also review the Company’s risk disclosures in its draft periodic reports before they are filed and have the opportunity to question management and outside advisers about the risks presented. In addition, the Compensation Committee assesses whether the Company’s incentive compensation arrangements encourage unnecessary or excessive risk-taking and evaluate compensation policies and practices that could mitigate any such risk.

The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure on a day-to-day basis, and the Board and its committees providing oversight in connection with those efforts.

The Board’s oversight of risks affecting the Company has not specifically affected the Board’s leadership structure. The Board believes that its current leadership structure is conducive to and appropriate for its risk oversight function. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight function, it may make any change it deems appropriate.

Sustainability

Our Board oversees our sustainability efforts, including topics that we believe are of interest to our stakeholders. You can read more about our sustainability efforts and standards in our most recent Sustainability Report, available in the “Investor Relations – Sustainability” section of our website at www.calmainefoods.com. Information contained on our website is not a part of this proxy statement.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines applicable to the Company’s non-employee directors. Under the guidelines, each non-employee director is encouraged to maintain ownership of the Company’s common stock valued at two times his or her annual retainer, which is currently $45,000, except for Ms. Hughes, the Board’s lead independent director, whose annual retainer is $60,000. Under the stock ownership guidelines, new non-employee directors are expected to comply with the stock ownership target within five years of appointment. All of our non-employee directors are currently in compliance with the guidelines, except for Melanie Boulden who was appointed to the Board on August 11, 2025 and has until August 11, 2030 to comply with the non-employee director stock ownership guidelines.

Board Independence

Upon recommendation of our Nominating and Corporate Governance Committee, our Board determined that, under Nasdaq listing standards, the following directors are independent: Ms. Boulden, Ms. Hughes, Mr. Poole, Mr. Sanders and Ms. Young. As executive officers of the Company, Messrs. Baker, Bowman and Miller do not qualify as independent pursuant to Nasdaq listing standards.

A majority of the directors on our Board are independent in accordance with applicable Nasdaq listing standards. Additionally, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are each comprised solely of independent directors.

Code of Ethics and Business Conduct

Nasdaq qualitative listing standards require companies to adopt a code of conduct applicable to all directors, officers and employees that is in compliance with SEC rules. Our Code of Ethics and Business Conduct is posted on the “Investor Relations—Corporate Governance” page of our website at www.calmainefoods.com.

Insider Trading Policy

We have a written insider trading policy that applies to all “Insiders” of the Company, including officers of the Company, all members of the Board and all employees of, and consultants and contractors to, the Company and its subsidiaries, along with members of their immediate families, members of their households, and their controlled entities. We believe our insider trading policy, which includes additional restrictions and procedures applicable to our directors and executive officers, is reasonably designed to promote compliance with insider trading laws, rules, regulations and listing standards applicable to the Company. Additionally, the policy confirms that the Company will not engage in transactions in its securities in violation of applicable securities laws. A copy of our insider trading policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended May 31, 2025.

Board Leadership Structure

The roles of our Board Chair and Chief Executive Officer are not currently held by the same person. Mr. Miller serves as our Chief Executive Officer and Mr. Baker, who previously served as our Chief Executive Officer and is currently an executive officer of the Company, currently serves as Board Chair. Our bylaws as adopted on March 27, 2025 require that when our Board Chair does not qualify as independent in accordance with applicable Nasdaq listing rules, the then-serving independent directors of the Board shall appoint a lead independent director. On March 27, 2025, Letitia C. Hughes was appointed by the independent directors as lead independent director.

The lead independent director presides at all executive sessions of the Board, serves as a liaison to the Chief Executive Officer and other directors not present at executive sessions of the Board regarding topics discussed in executive session or other matters as may be raised from time to time by one or more independent directors, works with the Board Chair and other directors to determine agenda items for Board meetings, has the power to call meetings of the independent directors, and has such other responsibilities, and performs such duties, as may from time to time be assigned to her by the Board. For additional information regarding the lead independent director role, see Section 2.6 of the bylaws.

The Board recognizes that the leadership structure and the decision to combine or separate the roles of the Chief Executive Officer and Board Chair are prompted by the Company’s needs at any point in time. The Company’s leadership structure has varied over time and has included combining and separating these roles. As a result, the Board has not established a firm policy requiring combination or separation of these leadership roles and the Company’s governing documents do not mandate that the roles be combined or separate. This provides the Board with flexibility to establish the most appropriate structure for the Company at any given time. However, the Board has determined that the Company benefits from Mr. Miller serving as Chief Executive Officer while Mr. Baker continues to serve as Board Chair. Mr. Miller has a great understanding of the Company through his operational experience and the Board recognizes the value of his executive leadership, expertise and strategic vision to the Company. Mr. Baker is well suited to lead the Board as Board Chair because he has extensive knowledge of the Company’s operations, strategy, stakeholders and the major issues facing the Company. In addition, the Board recognizes the importance of having a strong independent board leadership structure to facilitate the effective performance of the Board in its role of providing oversight of management. Accordingly, because Mr. Baker is not an independent director, the Board has established the role of lead independent director, as described above.

Related-Party Transactions

Our Board approved a new charter for our Audit Committee in March 2025. Our Audit Committee’s charter allocates responsibility to the committee to review and oversee on an ongoing basis all “related-party transactions,” meaning those required to be disclosed pursuant to the SEC’s Regulation S-K Item 404, which are generally transactions in which the Company is a participant, the amount involved exceeds $120,000 and any “related party” has or will have a direct or indirect material interest. In general, “related parties” include our directors, executive officers, beneficial owners of more than 5% of our common stock, and their immediate family members.

In addition, our Audit Committee’s charter allocates responsibility to the committee to review the Company’s Code of Ethics and Business Conduct and the Company’s systems to monitor compliance with and enforce the Code. The Code prohibits directors, officers and employees of the Company from engaging in transactions which may create or appear to create a conflict of interest without disclosing all relevant facts and circumstances to, and obtaining the prior written approval of, the Company’s Chief Executive Officer and General Counsel. The Company’s General Counsel reports at least annually to the Audit Committee concerning any such disclosures.

While the Audit Committee, Chief Executive Officer and General Counsel have no specific written policy or procedures for review and approval of related-party or conflict of interest transactions, their practice has been to consider, among other factors:

•	the nature of the transaction and the costs to be incurred by the Company or payments to the Company,
•	the benefits associated with the proposed transaction and whether alternative goods or services are available from unrelated parties,
•	the advantages the Company would gain by engaging in the transaction,
•	whether the terms of the transaction are fair to the Company and arms-length in nature,
•	the materiality of the transaction to the Company and to the related party, and
•	management’s determination, and as applicable the Audit Committee’s determination, that the transaction is in the best interests of the Company.

Following is a description of any transaction since the beginning of our last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest. The transactions were approved by a special committee of the Board consisting solely of disinterested independent directors.

Conversion Agreement. As previously disclosed, on February 25, 2025, the Company entered an Agreement Regarding Conversion (the “Conversion Agreement”) by and among the Company, DLNL, LLC, a Delaware limited liability company (“Daughters’ LLC”) and its members, namely Adolphus B. Baker, Board Chair, and his spouse and her three sisters, who are the four daughters of our late founder Fred R. Adams, Jr. (the “Members” and together with Daughters’ LLC, the “Stockholder Parties”). The Company’s entry into the Conversion Agreement was a result of the Members informing the Company that they were potentially interested in diversifying their respective financial portfolios, including through the potential sale of all or a portion of the shares of the Company’s common stock underlying the Company’s then-outstanding convertible high-vote Class A Common Stock. Prior to the Class A Conversion described below, Mr. Adams’ family controlled all of the outstanding shares of Class A Common Stock, all of which were held by Daughters’ LLC, and thereby controlled a majority of the Company’s total voting power; as a result, the Company was a “controlled company” under the rules of The Nasdaq Stock Market.

The Conversion Agreement provided for the following:

•
The approval by the Board, and approval by Daughters’ LLC by majority written consent, of the Third Amended and Restated Certificate of Incorporation of the Company (“Third Amended and Restated Charter”), which became effective upon filing with the Delaware Secretary of State on March 27, 2025.

•	The approval by the Board of the Amended and Restated Bylaws of the Company, which became effective when the Third Amended and Restated Charter became effective.

•
The agreement by the Stockholder Parties not to convert any shares of Class A Common Stock into shares of common stock prior to the later of (i) the effective date of the Third Amended and Restated Charter or (ii) the date the Company obtained an amendment to its Credit Agreement such that the Class A Conversion, defined below, would not result in a “Change of Control” within the meaning of the Credit Agreement. Both conditions were met on March 27, 2025.

•
The agreement by the Stockholder Parties that if Daughters’ LLC converted any Class A Common Stock into common stock, it would simultaneously convert all (but not less than all) Class A Common Stock into common stock (the “Class A Conversion”).

•
After the effective date of the Class A Conversion (the “Class A Conversion Date”), and ending on the 12-month anniversary of the Class A Conversion Date (or, if earlier, December 31, 2026), certain registration rights of the Members to offer or sell Common Stock in a registered offering under the Securities Act of 1933, as amended.

•
The adoption by the Stockholder Parties of an amended and restated limited liability company operating agreement of Daughters’ LLC, which provided for certain changes to permit Daughters’ LLC to take the actions provided for in the Conversion Agreement.

The Conversion Agreement, including the documents contemplated by that agreement, did not require any Stockholder Party to convert Class A Common Stock into common stock or to sell any Common Stock.

The Class A Conversion occurred on April 14, 2025, at which time the Company was no longer a controlled company under the rules of The Nasdaq Stock Market.

Indemnification Agreements. As previously disclosed, effective as of March 25, 2025, the Company entered into an Indemnification Agreement (“Indemnification Agreement”) with each of the Company’s directors and certain officers, including our executive officers. Each Indemnification Agreement is intended to provide protection against personal liability for individuals serving in these capacities, thereby encouraging the retention and attraction of highly capable personnel. Each Indemnification Agreement provides that the Company will indemnify the director or officer, to the fullest extent permitted by law, against any and all expenses, liabilities, losses, judgments, fines, and amounts paid in settlement that arise from his or her role within the Company. This indemnification includes the advancement of expenses incurred in defending any such proceeding. Any such advancement of expenses is subject to the receipt of a written request and undertaking from the officer or director that the officer or director will repay any advanced funds if it is ultimately determined that he or she is not entitled to indemnification.

Each Indemnification Agreement outlines the process for determining whether the officer or director is entitled to indemnification. This determination will be made by (i) the Board, (ii) a committee consisting solely of disinterested directors, (iii) independent counsel selected by the Board, or (iv) the Company’s stockholders, depending on the circumstances (each, a “Reviewing Party”). However, if the officer or director is successful in defending any proceeding, he or she will be indemnified against expenses incurred in connection with the defense, without the need for further authorization or determination by the Reviewing Party.

In the event of a “change in control” of the Company (as defined in the Indemnification Agreement), each Indemnification Agreement includes specific provisions to safeguard the rights of the officer or director. After a change in control, the determination of the officer or director’s entitlement to indemnification will be made by an independent counsel. The rights provided under each Indemnification Agreement are in addition to any other rights the officer or director may have under the Company’s certificate of incorporation, bylaws, applicable law, or other agreements. Each Indemnification Agreement also requires the Company to cover the officer or director under the Company’s directors’ and officers’ liability insurance policies. The duration of each Indemnification Agreement extends until ten years after the officer or director ceases to serve in his or her role as an officer, director or employee, or one year after the final disposition of any proceeding related to his or her service, whichever is later. Each Indemnification Agreement is binding on the Company and its successors and assigns.

Secondary Offering. As previously disclosed, on April 15, 2025, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with the Selling Stockholders (as defined below) and Goldman Sachs & Co. LLC in connection with the offer and sale (the “Offering”) of 2,978,740 shares (the “Underwritten Shares”) of the Company’s common stock, by Adolphus B. Baker, Board Chair, his spouse Dinnette Adams Baker and her three sisters who are the four daughters of the Company’s late founder, Fred R. Adams, Jr. (collectively, the “Selling Stockholders”), at a public offering price per share of $92.75. The sale of the Underwritten Shares pursuant to the Underwriting Agreement was completed on April 17, 2025. The Company did not offer or sell any shares of the Common Stock in the Offering, and the Company did not receive any proceeds from the Offering. The Underwriting Agreement contained customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company and the Selling Stockholders agreed to indemnify the Underwriter against certain liabilities and to contribute to payments the Underwriter may be required to make in the event of any such liabilities. The Company incurred expenses of $1.7 million in connection with the Offering. Pursuant to the Conversion Agreement, the Selling Stockholders will reimburse the Company $909 thousand.

Repurchase of Common Stock. As previously disclosed, on April 15, 2025, in connection with the Offering, the Company entered into a stock repurchase agreement with the Selling Stockholders, pursuant to which the Company agreed to repurchase 551,876 shares of common stock (the “Repurchased Shares”), which were not included in the Offering, contingent upon completion of the Offering, at the per share price paid by the underwriter in the Offering, resulting in a total purchase price of approximately $50 million. The Company’s purchase of the Repurchased Shares pursuant to the stock repurchase agreement was completed on April 17, 2025.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than 10% of the outstanding shares of our common stock, to file reports of ownership and changes in ownership concerning their shares of our common stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. We are required to disclose delinquent filings of reports by such persons.

Based solely upon a review of Forms 3, Forms 4, and Forms 5 furnished to us pursuant to Rule 16a-3 under the Exchange Act, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act during fiscal 2025 were timely filed by the officers, directors, and security holders required to file such forms except that Michael T. Walters, our Chief Operating Officer, filed one late Form 4 on August 7, 2024 with respect to the sale of shares of the Company’s common stock that occurred on July 31, 2024.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our named executive officers. Our named executive officers for fiscal year 2025 are listed below:

•	Adolphus B. Baker, Board Chair;

•	Sherman L. Miller, President and Chief Executive Officer;

•	Max P. Bowman, Vice President – Chief Financial Officer, Treasurer, and Secretary;

•	Robert L. Holladay, Jr., Vice President – General Counsel; and

•	Michael T. Walters, Vice President – Operations and Chief Operating Officer.

Executive Summary

Recent Company Performance

Fiscal 2025 was an extraordinary year of growth and transformation for the Company as it continued to advance its growth strategy in a challenging and dynamic market environment. The Company reported net sales of $4.3 billion for fiscal 2025, compared with $2.3 billion for fiscal 2024. Additionally, net income attributable to the Company for fiscal 2025 was $1.2 billion, or $24.95 per diluted share, compared to $277.9 million, or $5.69 per diluted share for fiscal 2024. Further, the Company’s dozens sold for fiscal 2025 increased 11.8% compared to fiscal 2024.

During fiscal 2025, the Company also benefited from various acquisitions and investments, which complement its organic growth initiatives and support the expansion of its production capacity in a challenging supply environment. For example, in the first quarter of fiscal 2025, the Company acquired substantially all the commercial shell egg production, processing and egg products breaking assets of ISE America, Inc. and certain of its affiliates, adding approximately 4.7 million layer hens to the Company’s flock. Further, in the second quarter of fiscal 2025, the Company completed a strategic investment with Crepini LLC, establishing a new egg products and prepared foods venture. The Company also acquired the remaining ownership interest in MeadowCreek Foods, LLC which offers hard-cooked eggs for institutional, food service and retail needs. Lastly, in the third quarter of fiscal 2025, the Company acquired certain assets of Deal-Rite Feeds, Inc. and certain of its affiliates, including two feed mills, storage facilities, usable grain, vehicles, related equipment and a retail feed sales business located in North Carolina near the Company’s North Carolina shell egg production operations.

The Company is extremely proud of its performance in fiscal 2025, as it has continued to demonstrate resilience through a period of unprecedented challenges for the industry. The Company’s consistent ability to meet the demands of its customers is a testament to tenacious execution of its operating model and strategy, regardless of market conditions.

Recent Changes to our Executive Compensation Program

In early 2025, Mercer, the Compensation Committee’s independent compensation consultant, was engaged to perform its periodic review of the Company’s executive officer compensation practices and also reviewed the severance practices of the Company’s peers and broader market executive severance practices. Based on this review, the Compensation Committee approved the following changes to our executive compensation program to better align it with market practices, support stockholder interests, and promote the Company’s ability to attract and retain executive talent:

•
Performance-Based Long-Term Incentive Award – Effective June 1, 2025, the Company implemented a new performance-based long-term incentive award under our executive compensation program. Pursuant to these awards, our named executive officers have the opportunity to receive Common Shares based on the Company’s achievement of specific performance goals tied to the following two equally weighted measures: the Company’s cumulative adjusted EBITDA and relative total stockholder return compared to a peer group. These goals are measured over a three-year performance period.

•
Severance and Change in Control Agreements – Effective April 8, 2025, the Company entered into Severance and Change in Control Agreements with the following named executive officers: Messrs. Miller, Bowman, Walters and Holladay. These agreements provide for severance benefits in connection with an involuntary termination of employment without cause both before and after a change in control of the Company.

These new programs are described in greater detail below under “Elements of Compensation – Equity Compensation” and “General Matters Regarding Executive Compensation – Employment Agreements and Severance and Change in Control Agreements,” respectively, as well as in the “Potential Payments Upon Termination or Change in Control” section.

Compensation Best Practices

The Committee annually reviews and periodically modifies our executive compensation program to retain and attract top executive talent to the Company and ensure that our program is both aligned with the interests of our stockholders and meets evolving governance standards. The following highlights some of the compensation and governance best practices that are part of our program:

•
NEW Performance-Based Long-Term Incentive Awards—Beginning in fiscal year 2026, a portion of our long-term equity compensation program includes performance awards that reward financial performance and shareholder returns.

•
NEW Double Trigger Severance Payments—Our new executive Severance and Change in Control Agreements do not provide for single trigger cash payments upon a change in control; our executives are entitled to severance only upon certain circumstances as the result of a termination of employment, whether before or after a change in control.

•	No Tax “Gross-Ups”—We do not provide any tax “gross-up” payments in connection with compensation or other benefits provided by the Company.

•
Clawback Policy—Incentive-based compensation for our named executive officers is subject to a Nasdaq-compliant compensation recoupment policy that requires the Committee to seek recovery of covered incentive-based compensation if there is a required restatement of the Company’s financial statements.

•
Independent Compensation Consultant—The Committee periodically engages an independent compensation consultant to prepare surveys of executive officer and director compensation based on a peer group comprised of publicly traded companies.

•	Risk Review—The Compensation Committee conducts a regular risk review of the Company’s executive compensation program, policies and practices.

•
Anti-Hedging and Limited Pledging Policies—The Company prohibits its executives, directors and employees from hedging Company securities and places prudent limits on their ability to pledge Company securities.

•	Stock Ownership Requirements—Our executive officers are required to maintain certain levels of ownership of Company securities.

Compensation Philosophy and Process

We believe we are one of only two publicly held companies in the United States whose primary business is the commercial production, processing and sale of shell eggs. Accordingly, there is little public information available regarding the compensation paid by our competitors. It is our intent to compensate our employees at a level that will appropriately reward them for their performance, minimize turnover, and enable us to attract sufficient talent as our business expands.

Our Compensation Committee is composed solely of independent directors. Our Board adopted a new charter for our Compensation Committee on March 25, 2025. At that time, the Board also dissolved our Long-Term Incentive Plan Committee (“LTIP Committee”), which also was composed solely of independent directors, and allocated its responsibilities pursuant to our Amended and Restated 2012 Omnibus Long-Term Incentive Plan, as amended (the “2012 Plan”) to the Compensation Committee. As disclosed in the past, prior to adoption of the new charter, we had a dual approach to executive compensation matters, with the members of the Executive Committee approving certain compensation decisions for other executive officers and the Compensation Committee approving compensation decisions for the members of the Executive Committee. Pursuant to the new charter, our Compensation Committee must review and approve annually the compensation of our Chief Executive Officer and all other executive officers and review and approve any employment, severance, change in control or similar agreement with an executive officer.

Compensation Practices and Risks

We do not believe any risks arise from the Company’s compensation policies and practices that are likely to have a material adverse effect on the Company.

Elements of Compensation

During fiscal 2025, our executive compensation program had the following primary components: base salary, an annual cash bonus and equity compensation in the form of restricted share awards (“RSAs”). Our named executive officers received certain perquisites and certain of our named executive officers participate in our deferred compensation plan. The tables that follow give details as to the compensation of each of our named executive officers for fiscal year 2025.

Base Salary

We believe that base salaries, which provide fixed compensation, should meet the objective of attracting and retaining the executive officers needed to manage our business successfully. Base salary adjustments, if any, are typically approved in December of each year and become effective January 1st of the following calendar year. After consideration of the review of peer company compensation prepared in 2024 by Mercer (US) Inc. (“Mercer”), a compensation consulting firm engaged by our Compensation Committee, which review indicated that the base salaries of our executive officers lagged behind the 25th percentile of our peer group, the Compensation Committee approved base salary increases effective January 1, 2025 as follows: Mr. Baker – no increase, Mr. Miller – 18%, Mr. Bowman – 8%, Mr. Walters - 18% and Mr. Holladay – 9%. Following these increases, the base salaries of our named executive officers continue to remain below the 25th percentile of our peer group based on Mercer’s most recent peer company compensation reviews. See “Benchmarking of Compensation” below for information regarding recent updates to the Mercer report.

Annual Cash Bonus

The annual bonus program for our named executive officers is a variable, at-risk component of compensation designed to reward these officers for maximizing annual Company performance. The Executive Committee recommends executive bonuses, and the Compensation Committee reviews these recommendations and makes the final determination as to bonus awards. Our Company’s profitability has historically been the most significant item in determining bonus amounts for the named executive officers, but the Compensation Committee also considers each executive’s workload and job performance in determining bonuses.

For fiscal 2025, the Compensation Committee determined that each named executive officer would have a target bonus equal to 25% (for Mr. Baker) or 50% (for all other named executive officers) of the sum of the officer’s base salary plus such officer’s prior year bonus. Similar to past years, if we earn a minimum profit, on a pre-tax basis, of five cents per dozen eggs produced, the executive could earn the full portion of his bonus attributable to our profitability (50% of the total), subject to adjustment at the discretion of the Compensation Committee. If our profit is less than five cents per dozen eggs produced, the executive’s bonus attributable to our profitability would be reduced by a corresponding percentage, again subject to adjustment at the discretion of our Compensation Committee. All of our executives performed well and met expectations during fiscal 2025. Given our record earnings, profitability and operational performance in fiscal year 2025, the Compensation Committee approved payout of bonuses equal to 200% of each named executive officer’s target bonus for 2025. The Compensation Committee also approved bonuses equal to 200% of substantially all other employees’ target bonuses for 2025.

Equity Compensation

The Company believes it is essential to provide our named executive officers with a long-term equity component of compensation in order to better align their interests with those of the Company’s stockholders.

Our named executive officers participate in our 2012 Plan. On December 10, 2024, the LTIP Committee authorized grants of RSAs to a broad base of employees of the Company, including the named executive officers, which grants were effective January 14, 2025. The RSAs vest fully on the third anniversary of the date of grant, January 14, 2028. The use of RSAs, the level of RSAs awarded to each named executive officer, and the vesting structure of such RSAs were based in large part on the LTIP Committee’s review and evaluation of Mercer’s 2024 peer company compensation review, comparisons to the Company’s peer group, and the Company’s overall compensation strategy and objectives. See the “Benchmarking of Compensation” and “Compensation Consultants” sections below.

While the LTIP Committee did not and the Compensation Committee has not developed formal policies concerning the timing of grants and other matters, the practice has been to authorize grants of restricted shares annually in mid-December, with the grants being effective the following January.

As noted above, in April 2025, the Compensation Committee implemented a new performance-based component of our long-term equity program. Effective June 1, 2025, each of our named executive officers received an award of PSUs, each representing the right to receive one Common Share, provided the applicable service and performance conditions are met. Specifically, the terms of the PSUs provide that they will pay out after a three-year performance period contingent on (a) the executive’s continued service through the performance period, except as otherwise provided in the award agreement, and (b) the Company’s achievement of specific performance goals tied to the following two equally weighted measures: the Company’s cumulative adjusted EBITDA and relative total stockholder return compared to a peer group. Depending on the level of achievement of these two measures over the performance period, the PSUs will pay out between 0% and 150% of the target award.

Deferred Compensation Arrangements

The Company maintains an unfunded and unsecured nonqualified deferred compensation plan (the “DC Plan”), in which all of our officers and certain other key members of management are eligible to participate, if selected by the Compensation Committee. The DC Plan allows each eligible participant to voluntarily defer a portion of his or her base salary and all or part of his or her annual bonus and provides for discretionary long-term incentive contributions that may be approved by the Compensation Committee. Under the DC Plan, each participant’s account under the DC Plan is credited or debited with investment gains or losses equal to certain hypothetical investments offered by the plan administrator and selected by the participant. Currently, all of our named executive officers other than Mr. Baker, who previously participated, participate in the DC Plan. For fiscal year 2025, the Company contribution for Messrs. Miller, Bowman, Holladay and Walters were approximately 17% of each officer’s base salary. Each participant is fully vested at all times in the participant’s elective deferrals. Unless otherwise determined by the plan administrator, Company contributions to each participant’s account become one hundred percent (100%) vested on December 31st of the fifth (5th) plan year following the year such contribution is credited to the plan, unless accelerated upon attainment of age sixty (60) with five years of service or a change of control of the Company. Upon retirement or separation from service, participants may elect to receive their distribution in a lump sum or in installments according to the election of the participant. The Compensation Committee determines which contributions, if any, will be made during December of each year. The contributions made for our named executive officers under the DC Plan are reflected in the “Nonqualified Deferred Compensation” table in the “Compensation Tables” section below.

Effective March 1, 2023, the Company adopted a non-qualified supplemental executive retirement plan (“SERP”) and a split dollar life insurance plan (“Split Dollar Plan”) designed to provide deferred compensation and a pre-retirement death benefit for a select group of management or highly compensated employees of the Company. Currently, Messrs. Miller, Bowman, and Holladay participate in these plans. Provided the vesting conditions are met, participants in the SERP are eligible to receive an aggregate retirement benefit of $500,000, which is paid in annual installments of $50,000 for 10 years. A participant becomes vested in the retirement benefit over five years of plan participation at 20% per year. If a participant becomes disabled, attains the retirement age of 65, or the Company experiences a change in control, vesting will be accelerated to 100%. If a participant dies while employed, he or she will not receive any benefits under the SERP, but their beneficiaries will instead be entitled to the life insurance benefit provided under the Split Dollar Plan, which is $500,000.

Employee Benefits and Perquisites

While we do not maintain a pension plan, we do maintain the Cal-Maine Foods, Inc. KSOP (“KSOP”), which is a combination 401(k) and employee stock ownership plan. We currently contribute an amount not less than 3% of each participant’s base salary and bonus to the KSOP each year, subject to statutory limitations. All full-time employees 18 years of age or older with at least six months of service, including our named executive officers, are members of the KSOP. We also sponsor an elective 401(k) component within the KSOP, but we make no contributions directly to the 401(k) component on behalf of the participants. Each of our named executive officers participates in an enhanced health plan pursuant to which we reimburse the participating officer for eligible health expenses not covered by our primary health plan, up to $10,000 per calendar year. In addition, we have a plan under which officers who meet minimum tenure qualifications will be provided health coverage after their retirement. The coverage we provide is secondary to their Medicare coverage.

Each named executive officer, other than Mr. Holladay, is provided one automobile for which we pay the operating and maintenance costs. Mr. Holladay receives an auto allowance. We also pay club dues on behalf of certain of our named executive officers as determined by the Board and provide a housing allowance to Mr. Miller and reimbursed certain relocation costs to Mr. Walters during fiscal year 2025.

Certain officers are provided individual life insurance policies, the premiums of which are paid by the Company. Historically, the Executive Committee has made the determination of which officers would be provided such benefit on a case-by-case basis, and currently that determination is made by the Compensation Committee with respect to all executive officers. In addition, Mr. Baker and the Company are parties to a split-dollar life insurance  arrangement. See the “All Other Compensation” column of the Summary Compensation Table in the “Compensation Tables” section below for more detail on these benefits.

General Matters Regarding Executive Compensation

Employment Agreements and Severance and Change in Control Arrangements

None of our named executive officers has an employment agreement with the Company. However, we provide certain named executive officers with contractual protections in the event of an involuntary separation either prior to or in connection with a change in control of the Company. Effective April 8, 2025, the Company entered into a Severance and Change in Control Agreement with each of Mr. Miller, Mr. Bowman, Mr. Walters, and Mr. Holladay. These agreements continue in effect through May 31, 2030, after which they will automatically renew for additional one-year periods unless prior written notice of non-renewal is provided by the Company. We believe that severance protections can play a valuable role in attracting and retaining key executive officers, and that these benefits also serve our stockholders’ interests by promoting a continuity of management in the context of an actual or threatened change in control transaction.

We also believe that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage these officers to remain employed with the Company during the important time when their prospects for continued employment following a transaction are often uncertain, we provide them with enhanced severance benefits if their employment is terminated by the Company without cause or by the executive with good reason in connection with a change in control. We do not provide excise tax gross-up protections under any change in control arrangements with our named executive officers.

Additionally, existing grants of RSAs vest on death, disability or change in control, and the Compensation Committee in its sole discretion may determine that such grants will vest partially or in full upon retirement. Benefits under the SERP will also vest upon disability or a change in control. See the “Potential Payments Upon Termination or Change in Control” section below.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines applicable to the Company’s executive officers. Under the guidelines, our chief executive officer is required to maintain ownership of Company stock valued at five times his or her base salary, our chief financial officer is required to maintain ownership of Company stock valued at three times his or her base salary and each of our other executive officers is required to maintain ownership of Company stock valued at two times his or her base salary. Executive officers are expected to comply with the stock ownership targets within five years of the date of their appointment. As of the record date, all named executive officers exceeded their target ownership levels or were otherwise in compliance with the guidelines.

Anti-Hedging Policy

Our insider trading policy, described above under Corporate Governance – Insider Trading Policy, prohibits Insiders from entering into any hedging arrangements with respect to our securities. The insider trading policy contains the following prohibition:

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, Insiders are prohibited from engaging in any such transactions.

Margin Accounts and Pledging Transactions

Our insider trading policy provides that persons subject to the policy are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan, except for (1) those Company securities held in a margin account or otherwise pledged as collateral for a loan as of July 23, 2024 and (2) pledges of the Company’s securities as collateral for a loan (not including margin debt) when the person demonstrates to the Company the financial capacity to repay the loan without resorting to the pledged securities, with the prior approval of the Company.

Compensation Advisors

Benchmarking of Compensation

Since fiscal year 2013, the Compensation Committee has engaged Mercer, a wholly owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to periodically provide compensation analysis and consulting services regarding the Company’s executive and director compensation. Part of this engagement involves benchmarking the Company’s executive pay against a peer group and published compensation surveys. Mercer provided the Compensation Committee with an executive compensation analysis in 2024 (the “2024 Review”) and in 2025 (the “2025 Review”), which included a benchmarking analysis using the same peer group in both years (the “Peer group”). The Peer group consists of 16 companies, all of which were publicly traded at the time of the reports. The Peer group was selected based on research by Mercer and input from management and consisted of the following companies primarily based on size as measured by revenues (with the Company falling in the 60th and 58th percentile in 2024 and 2025, respectively) as well as other metrics such as market capitalization, EBITDA and total employee headcount. The 2024 Review was used by the Compensation Committee in making decisions with respect to executive pay for 2025, and the 2025 Review was used for the implementation of our new PSU program and our new executive Severance and Change in Control Agreements.

Peer Group

B&G Foods, Inc.	J&J Snack Foods Corp.	The Simply Good Foods Company
The Boston Beer Company, Inc.	Lamb Weston Holdings, Inc.	Treehouse Foods, Inc.
Darling Ingredients, Inc.	Lancaster Colony Corporation	Utz Brands, Inc.
Flowers Foods, Inc.	Post Holdings, Inc.	Vital Farms, Inc.
Fresh Del Monte Produce Inc.	Primo Water Corporation
The Hain Celestial Group, Inc.	Seneca Foods Corporation

Compensation Consultants

In addition to the services described above, the Chair of the Compensation Committee periodically engages Mercer on behalf of the Compensation Committee to review annual and long-term incentive plan designs for competitiveness and alignment with peer companies, and to update management and the Board on executive and director compensation trends. This review was most recently completed late in early calendar 2025 and was substantially consistent with the 2024 Review.

Mercer reported to Mr. Poole, who is an independent director and Chair of the Compensation Committee, and consulted with Mr. Baker, Board Chair and Mr. Bowman, Vice President and Chief Financial Officer of the Company, in connection with the Executive Committee’s determinations and recommendations regarding other officers’ compensation.

The Compensation Committee periodically assesses the independence of Mercer and whether any of its work presents a conflict of interest. The Compensation Committee has assessed the independence of Mercer pursuant to applicable SEC and Nasdaq rules and concluded that the engagement did not raise any conflicts of interest.

Compensation Committee Report

The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis with management of the Company, and, based on such review and discussions, the Compensation Committee has recommended to the Board that the above Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A for the Annual Meeting.

James E. Poole, Chair
Letitia C. Hughes
Steve W. Sanders
Camille S. Young

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal year 2025 were Mr. Poole, Ms. Hughes, Mr. Sanders and Ms. Young. None of Ms. Hughes, Mr. Poole, Mr. Sanders and Ms. Young was formerly an officer of the Company.

During fiscal year 2025, none of our executive officers served as a member of the compensation committee or as a director of another entity, one of whose executive officers served on our Compensation Committee or as one of our directors.

COMPENSATION TABLES

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Adolphus B. Baker,	2025	489,250	332,956	107,991	-0-	96,122	1,026,319
Board Chair	2024	489,250	176,662	102,297	-0-	80,161	848,370
	2023	487,058	326,095	102,682	-0-	69,393	985,228
Sherman L. Miller,	2025	456,731	874,874	179,361	35,113	146,681	1,692,760
President/CEO	2024	408,438	374,874	158,470	36,436	129,757	1,107,975
	2023	370,826	487,122	154,401	10,889	126,189	1,149,427
Max P. Bowman, VP/	2025	335,577	648,687	137,243	170,540	109,471	1,401,518
CFO/ Treasurer/	2024	318,160	298,687	125,140	159,425	102,982	1,004,394
Secretary	2023	306,345	408,561	121,941	41,750	97,740	976,337
Robert L. Holladay,	2025	300,577	580,000	122,397	32,956	92,974	1,128,904
Jr., VP/General	2024	283,313	265,000	111,303	34,481	85,961	780,058
Counsel	2023	268,141	360,000	105,441	10,411	81,922	825,915
Michael T. Walters,	2025	296,154	555,481	116,128	-0-	152,512	1,120,275
VP/COO	2024	248,659	230,481	91,700	-0-	133,943	704,783
	2023	189,938	278,942	61,458	-0-	65,734	596,072

(1)	Salary for fiscal years 2023, 2024 and 2025 include 26 pay periods.
(2)
The amount listed represents the aggregate grant date fair value of time-vested restricted share awards (“RSAs”) computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Compensation – Stock Compensation (“FASB ASC Topic 718”).

(3)	Amounts in this column for Messrs. Miller, Bowman and Holladay reflect the aggregate change in present value of the SERP benefit, which was implemented effective March 1, 2023.
(4)	The detail on amounts in this column is set forth in the “2025 All Other Compensation” table below.

2025 ALL OTHER COMPENSATION TABLE(1)

Name	Auto ($)	Deferred Compensation Contributions ($)	Club Dues ($)	Payment or Imputed Income Based on Cost of Life Insurance Coverage ($)(2)	Medical Reimbursement ($)(3)	KSOP Contribution ($)(4)	Housing Allowance/ Relocation Benefits ($)(5)	Total ($)
Adolphus B. Baker	27,600	-0-	8,778	46,079	3,315	10,350	-0-	96,122
Sherman L. Miller	26,200	76,500	-0-	1,255	4,836	11,302	26,588	146,681
Max P. Bowman	11,150	58,500	14,496	4,734	10,000	10,591	-0-	109,471
Robert L. Holladay, Jr.	20,505	52,200	3,511	2,097	3,994	10,667	-0-	92,974
Michael T. Walters	2,550	49,500	3,511	1,745	10,590	10,985	73,631	152,512

(1)	See “Compensation Discussion and Analysis” for more information on these elements of executive compensation.
(2)
For named executive officers other than Mr. Baker, the amount listed represents premiums paid on life insurance policies provided for such officer. Of Mr. Baker’s total amount listed, $23,210 represents premiums paid on non-split-dollar life insurance policies and $22,010 represents income imputed to Mr. Baker related to the split-dollar life insurance arrangements discussed in “Compensation Discussion and Analysis—Elements of Compensation—Employee Benefits and Perquisites” above.

(3)	As required by SEC rules, the amount reflected in this table reflects fiscal year reimbursements.
(4)	As required by SEC rules, the amount reflected in this table reflects fiscal year contributions.
(5)	For Mr. Miller, the amount represents a housing allowance, and for Mr. Walters, the amount reflects reimbursement of certain relocation expenses.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Adolphus B. Baker	01/14/25	12/10/24	982	107,991
Sherman L. Miller	01/14/25	12/10/24	1,631	179,361
Max P. Bowman	01/14/25	12/10/24	1,248	137,243
Robert L. Holladay, Jr.	01/14/25	12/10/24	1,113	122,397
Michael T. Walters	01/14/25	12/10/24	1,056	116,128

(1)
Amounts shown in this column represent grants of RSAs made in fiscal year 2025, which vest fully on the third anniversary of the date of grant, generally conditioned upon the grantee remaining employed by the Company. Vesting of such  RSAs is accelerated upon a change in control of the Company or upon the death or disability of the grantee. If the grantee’s employment is terminated due to retirement, the Compensation Committee may provide for full or partial vesting of such shares in its sole discretion.

(2)	The grant date fair value of the RSAs set forth in this column is based on the closing price of Company common stock on the grant date, which was $109.97.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Adolphus B. Baker
	1/13/2023	1,898	182,075
	1/12/2024	1,863	178,718
	1/14/2025	982	94,203
Sherman L. Miller
	1/13/2023	2,854	273,784
	1/12/2024	2,886	276,854
	1/14/2025	1,631	156,462
Max P. Bowman
	1/13/2023	2,254	216,226
	1/12/2024	2,279	218,624
	1/14/2025	1,248	119,721
Robert L. Holladay, Jr.
	1/13/2023	1,949	186,968
	1/12/2024	2,027	194,450
	1/14/2025	1,113	106,770
Michael T. Walters
	1/13/2023	1,136	108,976
	1/12/2024	1,670	160,203
	1/14/2025	1,056	101,302

(1)
All of these RSA grants were made under the 2012 Plan and will vest fully on the third anniversary of the date of grant, conditioned upon the grantee remaining employed by the Company. Vesting of such RSAs is accelerated upon a change in control of the Company (as defined in the 2012 Plan) or upon the death or disability of the grantee. If the grantee’s employment is terminated due to retirement, the Compensation Committee may provide for full or partial vesting of such shares in its sole discretion.

(2)	Market value is based on the closing price of Company common stock as of May 30, 2025, the last business day of the Company’s fiscal year 2025, which was $95.93.

STOCK VESTED

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized On Vesting ($)(2)
Adolphus B. Baker	7,433	817,407
Sherman L. Miller	2,487	273,495
Max P. Bowman	2,487	273,495
Robert L. Holladay, Jr.	2,487	273,495
Michael T. Walters	1,488	163,635

(1)
The number of shares acquired is reported on a gross basis. The Company withheld the necessary number of shares of common stock in order to satisfy withholding taxes due upon vesting of the RSAs, thus the named executive officers actually received a lower number of shares of the Company’s common stock than the numbers reported in this table.

(2)
The value realized on vesting of RSAs is based on the closing sale price on the date of vesting of the RSAs or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Adolphus B. Baker	-0-	-0-	93,362	-0-	1,861,517
Sherman L. Miller	-0-	76,500	9,692	-0-	233,415
Max P. Bowman	14,539	58,500	24,699	-0-	531,337
Robert L. Holladay, Jr.	-0-	52,200	6,692	-0-	160,843
Michael T. Walters	-0-	49,500	2,178	-0-	212,258

(1)	The entire amount reported in this column for each named executive officer is included within the amount reported as 2025 all other compensation in the Summary Compensation Table.
(2)
Beginning in fiscal 2022, contributions in the DC Plan are treated as if invested in one or more investment vehicles selected by the participant. The current deemed investments available under the DC Plan and the latest annual rate of return of each were as follows:

Fund Name	Annual Rate of Return
Equity Income (MSA/T Rowe Price)	5.07%
Fidelity VIP Mid Cap	4.95%
Focused Appreciation (MSA/Loomis Sayles Company)	26.32%
Global Real Estate Securities (Russell Invsts)	2.41%
Govt Money Market MSA/BlackRock Advisors LLC)	4.39%
Index 500 Stock (MSA/BlackRock Advisors LLC)	16.10%
International Equity (MSA/Dodge and Cox)	19.69%
Long Term U.S. Government Bond (MSA/PIMCO)	-2.35%
Mid Cap Growth Stock (MSA/Wellington Management)	17.50%
Small Cap Value (MSA/T Rowe Price)	-1.79%
US Small Cap Equity (Russell Invsts)	-4.93%
Fixed Income Fund – Northwestern Mutual General	5.00%

(3)
Amounts reported in this column for each named executive officer include amounts previously reported in the Company’s Summary Compensation Table in previous years when earned if that officer’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, contributions. This total reflects the cumulative value of each named executive officer’s contributions and investment experience.

For additional detail regarding these arrangements, see “Compensation Discussion and Analysis – Elements of Compensation – Deferred Compensation Arrangements.”

Pension Benefits

Effective March 1, 2023, the Company adopted a non-qualified supplemental executive retirement plan (“SERP”) designed to provide deferred compensation for a select group of highly compensated employees of the Company. Currently, Messrs. Miller, Bowman, and Holladay participate in the SERP. Provided the vesting conditions are met, participants in the SERP are eligible to receive an aggregate retirement benefit of $500,000, which will be paid in annual installments of $50,000 for 10 years. A participant becomes vested in the retirement benefit over five years of plan participation at 20% per year. If a participant becomes disabled, attains the retirement age of 65, or the Company experiences a change in control, vesting will be accelerated to 100%. If a participant dies while employed, he or she will not receive any benefits under the SERP, but their beneficiaries will instead be entitled to the life insurance benefit provided under a split dollar life insurance plan.

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Sherman L. Miller	SERP	2.25	82,438	-0-
Max P. Bowman	SERP	2.25	371,715	-0-
Robert L. Holladay, Jr.	SERP	2.25	77,848	-0-

(1)
These figures represent accumulated benefits as of May 31, 2025, based on several assumptions, including the assumption that the executive remains employed by us and begins receiving retirement benefits no earlier than the normal retirement age of 65, with such accumulated benefits being discounted from the normal retirement age to May 31, 2025 using an effective discount rate of 5.42%.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance and Change in Control Agreements

As described in the Compensation Discussion and Analysis, in April 2025, the Company entered into severance and change in control agreements with each of Messrs. Miller, Bowman, Walters and Holladay. These agreements continue in effect through May 31, 2030, after which they will automatically renew for additional one-year periods unless prior written notice of non-renewal is provided by the Company in accordance with the terms of the agreement. Under each agreement, if the Company terminates the executive without cause or the executive terminates employment for good reason during the term of the agreement and prior to a change in control (as such terms are defined in the agreement), the executive will receive a lump-sum cash payment equal to the sum of (a) an amount in lieu of his annual bonus for the year of termination equal to the average of the annual bonuses awarded to the executive for the three fiscal years immediately preceding the termination date (the “Termination Bonus”), plus (b) two times for Mr. Miller and one and one-half times for each other executive the sum of (i) the executive’s base salary in effect at the time of termination plus (ii) the average of the annual bonuses awarded to the executive for the three fiscal years immediately preceding the termination date. In addition, the Company shall continue to provide insurance and welfare benefits to the Executive until the earlier of the third anniversary of the termination date or the date the executive accepts new employment (the “Benefit Continuation”).

Additionally, under the agreements, if the Company or its successor terminates the executive during the two-year period following a change in control, other than by reason of death, disability or cause, or the executive terminates employment for good reason, the executive will receive a lump-sum cash payment equal to the sum of (a) his Termination Bonus plus (b) three times for Mr. Miller and two times for each other executive the sum of (i) the executive’s base salary in effect at the termination date, or if higher, immediately preceding the change in control (with such base salary being determined without regard to any reduction that would provide the executive a basis to terminate employment for good reason), plus (ii) the average of the annual cash bonuses paid to the executive for the three full fiscal years immediately preceding the date of the change in control, or, if a higher amount results, the termination date. In addition, the Company shall provide the Benefit Continuation.

If any part of the payments or benefits received by the executive in connection with a termination following a change in control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, the executive will receive the greater of (a) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (b) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code. The Agreements also require the Executives to deliver a release in favor of the Company in order to receive the severance benefit.

Other Arrangements

The DC Plan, the SERP and the RSAs provide for accelerated vesting in connection with certain terminations of employment and upon a change in control. Specifically, as amended effective December 1, 2021, the DC Plan provides that unvested Company contributions will also vest upon a change in control. Further, the SERP provides that if a participant becomes disabled, attains the retirement age of 65, or the Company experiences a change in control, the participant will vest in any unvested portion of his $500,000 SERP benefit. Finally, RSAs will vest upon certain terminations of employment and upon a change in control as described in the footnotes to the table below.

The following table quantifies the potential payments to our named executive officers that would be due or accelerated under the contracts, arrangements, plans and scenarios discussed above, upon certain terminations of employment and a change in control of the Company as of the end of the Company’s fiscal year, based on the Company’s closing stock price of $95.93 on May 30, 2025, the last business day of such fiscal year. The table does not include amounts that may be payable under our KSOP or any other plans that are generally available to all salaried employees. Amounts below include certain estimates and assumptions that existed as of May 30, 2025. Actual amounts or benefits that could be payable to any named executive officer upon a termination of employment or a change in control cannot be known with certainty until the actual event occurs.
Name	RSAs (1)($)	SERP (2)($)	DC Plan (3)($)	Severance Payments (4)($)	CIC Severance Payments (5)($)
Adolphus B. Baker
Retirement	454,996	-	-	-	-
Death/Disability	454,996	-	-	-	-
Change in Control	454,996	-	-	-	-
Sherman L. Miller
Termination without Cause or with Good Reason	-	-	-	2,182,980	-
Retirement	707,100	500,000	-	-	-
Death/Disability	707,100	-	-	-	-
Change in Control	707,100	500,000	233,415	-	-
Change in Control Related Termination without Cause or with Good Reason	-	-	-	-	3,054,713
Max P. Bowman
Termination without Cause or with Good Reason	-	-	-	1,019,609	-
Retirement	554,571	500,000	-	-	-
Death/Disability	554,571	-	-	-	-
Change in Control	554,571	500,000	531,343	-	-
Change in Control Related Termination without Cause or with Good Reason	-	-	-	-	1,682,619
Robert L. Holladay, Jr.
Termination without Cause or with Good Reason	-	-	-	933,841	-
Retirement	488,188	500,000	-	-	-
Death/Disability	488,188	-	-	-	-
Change in Control	488,188	500,000	160,843	-	-
Change in Control Related Termination without Cause or with Good Reason	-	-	-	-	1,524,372
Michael T. Walters
Termination without Cause or with Good Reason	-	-	-	827,450	-
Retirement	370,482	-	-	-	-
Death/Disability	370,482	-	-	-	-
Change in Control	370,482	-	212,258	-	-
Change in Control Related Termination without Cause or with Good Reason	-	-	-	-	1,369,785

(1)
Upon termination by the Company or the employee (other than termination due to a retirement, death or disability), the named executive officers’ RSA agreements provide for forfeiture of all unvested RSAs. Upon death or disability of a grantee, or a change in control of the Company, all RSAs will vest and all restrictions will lapse. Upon retirement of a grantee, the Compensation Committee in its sole discretion may provide that RSAs will vest partially or in full as of the effective date of the grantee’s termination due to retirement. The amounts set forth in the column assume the Compensation Committee has exercised discretionary authority to fully vest all such RSAs.

(2)
With regard to the SERP, unvested amounts will fully vest upon a retirement after age 65, a disability or a change of control. The amounts in the table reflect the full benefit of the SERP that would be payable to each applicable executive in connection with the noted event, 40% of which was fully vested as of May 30, 2025.

(3)
With regard to the DC-Plan, unvested amounts will fully vest upon a participant’s attainment of the age of 60 with five years of service or a change of control. The amounts in the table for a change of control reflect the full balance of each applicable executive’s DC-Plan account, some of which was fully vested as of May 30, 2025. As of May 30, 2025, Mr. Bowman and Mr. Walters were fully vested in the Company contributions in their DC-Plan accounts.

(4)
Under the severance and change in control agreements with certain named executive officers described above, the executive is entitled to receive a severance payment in connection with a termination by the Company without cause or a termination by the executive with good reason, as those terms are defined in the agreement, and the Benefit Continuation. The amounts in the table reflect the applicable severance payment that would be due upon a qualifying termination as of May 30, 2025 and an estimate of the Company’s cost for the Benefit Continuation.

(5)
Under the severance and change in control agreements with certain named executive officers described above, the executive is entitled to receive a severance payment in connection with a termination by the Company without cause or a termination by the executive with good reason, as those terms are defined in the agreement, during the two-year period following a change in control, and the Benefit Continuation. The amounts in the table reflect the applicable severance payment that would be due upon a qualifying termination as of May 30, 2025 and an estimate of the Company’s cost for the Benefit Continuation.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. Further information concerning the Company’s pay for performance philosophy and how the Company’s aligns executive compensation with the Company’s performance is described under “Compensation Discussion & Analysis” beginning on page 24.

On September 30, 2022, Adolphus B. Baker stepped down as the Company’s CEO and continues to serve as the Company’s Board Chair and as an executive officer of the Company. On September 30, 2022, Sherman L. Miller was named the CEO. The following table sets forth information concerning the compensation of our CEOs and other NEOs for each of the fiscal years 2025, 2024, 2023, 2022 and 2021 and our financial performance for each such fiscal year:

							Value of Initial Fixed $100 Investment Based On:
Year (1)	Summary Compensation Table Total for CEO - Adolphus B. Baker ($)	Summary Compensation Table Total for CEO - Sherman L. Miller ($)(2)	Compensation Actually Paid to CEO - Adolphus B. Baker ($)(2)(3)	Compensation Actually Paid to CEO - Sherman L. Miller ($)(2)(3)	Average Summary Compensation Table Total for NEOs ($)	Average Compensation Actually Paid to NEOs ($)(2)(3)	Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(4)	Net Income ($)	Net Income per Dozen Produced (5)
2025	--	1,692,760	--	1,962,411	1,169,254	1,412,888	264.77	118.82	1,218,232,000	$1.072
2024	--	1,107,975	--	1,223,640	834,401	950,022	158.30	128.16	276,232,000	$0.271
2023	985,228	1,149,427	958,998	1,126,150	781,668	767,626	117.77	140.40	756,732,000	$0.715
2022	1,292,812	--	1,594,506	--	634,433	739,489	108.43	133.27	132,441,000	$0.130
2021	1,174,401	--	948,658	--	556,382	493,914	78.41	124.39	2,060,000	$0.002

(1)	The CEO and NEOs included in the above compensation columns reflect the following:

Year	CEO	NEOs
2025	Sherman L. Miller	Max P. Bowman, Adolphus B. Baker, Michael T. Walters, Rob L. Holladay, Jr.
2024	Sherman L. Miller	Max P. Bowman, Adolphus B. Baker, Michael T. Walters, Rob L. Holladay, Jr.
2023	Adolphus B. Baker, Sherman L. Miller	Max P. Bowman, Michael T. Walters, Charles J. Hardin, Rob L. Holladay, Jr.
2022	Adolphus B. Baker	Sherman L. Miller, Max P. Bowman, Charles J. Hardin, Rob L. Holladay, Jr.
2021	Adolphus B. Baker	Sherman L. Miller, Max P. Bowman, Charles J. Hardin, Rob L. Holladay, Jr.

(2)
Fair value or change in fair value, as applicable, of equity awards in the "Compensation Actually Paid" columns was determined by reference to closing price on applicable year-end dates or, in the case of vesting dates, the actual vesting price. For the portion of “Compensation Actually Paid” that is based on year-end stock prices, the following prices were used: for 2025 - $95.93; for 2024 - $61.67; 2023 - $47.56; for 2022 - $48.16; for 2021 - $34.91.

(3)
2025 "Compensation Actually Paid" to the CEO and the average "Compensation Actually Paid" to the NEOs reflect the following adjustments from Total Compensation reported in the Summary Compensation Table:

	CEO ($)	Average of NEOs ($)
Total Reported in 2025 Summary Compensation Table (SCT)	1,692,760	1,169,254
Less, Value of Stock & Option Awards Reported in SCT	(179,361)	(120,940)
Less, Change in Pension Value in SCT	(35,113)	(50,874)
Plus, Pension Service Cost and impact of Pension Plan Amendments	10,889	13,040
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	156,462	105,499
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	196,652	129,126
Plus, Change in Fair Value (from Prior Year-End) of Prior Year awards that Vested this year	120,122	167,782
Total Adjustments	269,651	243,634
"Compensation Actually Paid" in Fiscal Year 2025	1,962,411	1,412,888

	CEO ($)	Average of NEOs ($)
Total Reported in 2024 Summary Compensation Table (SCT)	1,107,975	834,401
Less, Value of Stock & Option Awards Reported in SCT	(158,470)	(107,610)
Less, Change in Pension Value in SCT	(36,436)	(48,477)
Plus, Pension Service Cost and impact of Pension Plan Amendments	37,973	49,360
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	177,980	120,858
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	75,362	74,543
Plus, Change in Fair Value (from Prior Year-End) of Prior Year awards that Vested this year	19,257	26,947
Total Adjustments	115,665	115,621
"Compensation Actually Paid" in Fiscal Year 2024	1,223,640	950,022

	CEO - Dolph Baker ($)	CEO - Sherman Miller ($)	Average of NEOs ($)
Total Reported in 2023 Summary Compensation Table (SCT)	985,228	1,149,427	781,668
Less, Value of Stock & Option Awards Reported in SCT	(102,682)	(154,401)	(87,574)
Less, Change in Pension Value in SCT	--	(10,889)	(13,040)
Plus, Pension Service Cost and impact of Pension Plan Amendments	--	10,889	13,040
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	90,269	135,736	76,988
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	(9,173)	(3,064)	(2,449)
Plus, Change in Fair Value (from Prior Year-End) of Prior Year awards that Vested this year	(4,644)	(1,548)	(1,006)
Total Adjustments	(26,230)	(23,277)	(14,042)
"Compensation Actually Paid" in Fiscal Year 2023	958,998	1,126,150	767,626

	CEO ($)	Average of NEOs ($)
Total Reported in 2022 Summary Compensation Table (SCT)	1,292,812	634,433
Less, Value of Stock & Option Awards Reported in SCT	(305,719)	(92,018)
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	357,973	107,746
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	206,634	61,993
Plus, Change in Fair Value (from Prior Year-End) of Prior Year awards that Vested this year	42,806	27,335
Total Adjustments	301,694	105,056
"Compensation Actually Paid" in Fiscal Year 2022	1,594,506	739,489

	CEO ($)	Average of NEOs ($)
Total Reported in 2021 Summary Compensation Table (SCT)	1,174,401	556,382
Less, Value of Stock & Option Awards Reported in SCT	(296,134)	(88,878)
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	274,218	82,300
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	(141,102)	(42,308)
Plus, Change in Fair Value (from Prior Year-End) of Prior Year awards that Vested this year	(62,725)	(13,582)
Total Adjustments	(225,743)	(62,468)
"Compensation Actually Paid" in Fiscal Year 2021	948,658	493,914

(4)
Company and Peer Group Total Shareholder Return (“TSR”) reflects the Company's peer group (S&P Comp 1500 Food Products Industry Index) as reflected in our Annual Report on the Form 10-K pursuant to Item 201(e) of Regulation S-K for the fiscal year 5. Each year reflects what the cumulative value of $100 would be, including the reinvestment of dividends, if such amount were invested on June 1, 2020.

(5)	Net income per dozen produced is a non-GAAP financial measure which is calculated as net income divided by the dozens produced.

Financial Performance Measures

As described in greater detail in “Compensation Discussion & Analysis,” the Company’s executive compensation program reflects a pay-for-performance philosophy. The metrics that the Company uses for our incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial and non-financial performance measures used by the Company to link compensation actually paid to the Company’s NEOs for the most recently completed fiscal year to the Company’s performance are as follows:

Net income per dozen produced	Dozens Sold and Produced
Food quality and safety	Production Cost per Dozen

Pay versus Performance Descriptive Disclosure

As described in greater detail in “Compensation Discussion & Analysis,” the Company’s executive compensation program reflects a pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay Versus Performance table above. We believe food quality and safety is an important measurement that provides a foundation for reliable and continued financial performance. Because of the cyclical nature of the egg industry, net income does not weigh as highly as other measures year to year. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year.

We believe the table above shows the strong link between compensation actually paid to our executives and our company’s performance, consistent with our compensation philosophy and as described in our Compensation Discussion and Analysis beginning on page 24. Specifically,

•
Our cumulative TSR during the past five years has increased each year. Likewise, the CEO and other-NEO “compensation actually paid” has only increased when our TSR increased. For 2024 and 2025, our cumulative TSR has exceeded our peer group’s cumulative TSR, whereas for 2021, 2022 and 2023, our cumulative TSR was below our peer group’s cumulative TSR.

•
For the years reflected in the table, excluding 2024, our CEO and other-NEO “compensation actually paid” only increased when our Net Income and Net Income Per Dozen Produced increased, demonstrating a strong correlation between pay and performance. However, Net Income and Net Income Per Dozen Produced was lower in 2024 compared to 2023, which was a record year for us, while “compensation actually paid” for both the CEO and other-NEOs increased. Our operating results are directly tied to egg prices, which are highly volatile and subject to wide fluctuations, and are outside of our control, and therefore profitability is not always the best indicator of executive performance.

•
The increases in CEO and other-NEO “compensation actually paid” generally correlates with the increase in TSR. The higher values for 2025 were due in large part to our higher stock price values. Additionally, “compensation actually paid” reflects the increased bonuses in 2025 and 2023 due to the company’s performance results, including record Net Income and Net Income Per Dozen Produced.

•
Moreover, our Net Income and Net Income Per Dozen Produced decreased in 2024 after an increase in each of the prior three years. We note that our CEO and other-NEO “compensation actually paid” appears higher in 2024 than in 2023. The higher values for 2024 were due in part to our higher stock price values during 2024. In addition, 2024 represented Mr. Miller’s first full fiscal year as CEO, and for the other-NEOs, the average value of compensation actually paid is also higher as a result of Mr. Baker’s inclusion in the group for the first time.

PAY-RATIO DISCLOSURE

To determine the median employee compensation, we analyzed all of Cal-Maine Foods’ employees, excluding Cal- Maine Foods’ Chief Executive Officer, as of May 31, 2025. We annualized wages for employees that were not employed for the full year. We used year to date gross wages as the consistently applied compensation metric to determine the median employee. After identifying the median employee, we calculated annual total compensation for the median employee according to the methodology used to report the annual compensation of our named executive officers in the Summary Compensation Table on page 31.

The 2025 annual total compensation of our median employee other than Mr. Miller was $46,397. For fiscal year 2025, the total compensation of our Chief Executive Officer, Mr. Miller, was $1,692,760 as reported in the “Total” column of the Summary Compensation Table on page 31. Based on the foregoing, our estimate of the ratio of the average annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was approximately 37 to 1. Given the different methodologies that different public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

DIRECTOR COMPENSATION

For fiscal year 2025, the Company’s non-employee directors each received an annual fee of $45,000 as compensation for their services as a director, except Ms. Hughes, who became the Company’s lead independent director in March 2025 and began receiving an annual fee of $60,000. The fee is paid in quarterly installments following the end of each quarter and in advance of the next quarterly Board meeting. During fiscal 2025, each non-employee director received an additional special payment in February and May related to additional special meetings of the Board requiring increased director time and to our record Company performance in fiscal 2025. During fiscal year 2025, each non-employee director received an annual equity award with a target grant date value of approximately $100,000. On January 14, 2025, Mses. Hughes and Young and Messrs. Poole and Sanders, as independent directors, each received grants of 982 RSAs under the 2012 Plan. Such RSAs vest 100% on the third anniversary of the date of grant. Mercer also periodically reviews and benchmarks the Company’s director compensation program, and the most recent such review was completed in 2025. See “Compensation Discussion & Analysis – Compensation Advisors” for more information regarding Mercer. Employee directors receive no additional compensation for their services as directors of the Company, and the compensation of Messrs. Baker, Bowman and Miller is reflected in the Summary Compensation Table above.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)

Letitia C. Hughes	93,000	107,991	200,991
James E. Poole	77,000	107,991	184,991
Steve W. Sanders	77,000	107,991	184,991
Camille S. Young	77,000	107,991	184,991

(1)
The aggregate grant date fair value of the RSAs set forth in this column is computed in accordance with FASB ASC Topic 718 and based on the closing price of the Company’s common stock as of the grant date, which was $109.97. At the end of fiscal year 2025, each director listed in this table had 4,743 unvested RSAs.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2025, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures.

The Audit Committee also worked with Frost, PLLC, the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the U.S., its judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with Frost, PLLC its independence from management and the Company and all matters required to be discussed pursuant to Public Company Accounting Oversight Board rules and has received the written disclosures and letter from Frost, PLLC required by Public Company Accounting Oversight Board rules and the SEC and considered the compatibility of non-audit services with Frost, PLLC’s independence.

The Audit Committee discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2025, for filing with the SEC.

The Audit Committee is currently composed of four directors, all of whom are independent, as defined by SEC rules and in the Nasdaq listing standards. In addition, the Board has determined that each of Ms. Hughes and Messrs. Poole and Sanders qualify as an “audit committee financial expert,” as such term is defined in the SEC rules.

Letitia C. Hughes, Chair
James E. Poole
Steve W. Sanders
Camille S. Young

FEES AND RELATED DISCLOSURES FOR ACCOUNTING SERVICES

The following table discloses the aggregate fees billed by Frost, PLLC for professional services rendered during fiscal 2025 and 2024:
	2025		2024
Fee	Amount	Percent	Amount	Percent
Audit Fees	$324,840	88%	$295,308	92%
Audit-Related Fees	24,500	7%	23,950	8%
Tax Fees	—	—	—	—
All Other Fees	18,154	5%	—	—
Frost Total Fees	$367,494		$319,258

All audit and any material non-audit services provided by the Company’s independent registered public accounting firm require pre-approval by the Audit Committee or its designee. 100% of the services performed by Frost, PLLC for the fiscal years 2025 and 2024 were pre-approved by the Audit Committee.

Audit fees include fees associated with the annual audit of the Company’s financial statements and the review of the financial statements included in the Company’s quarterly reports on Form 10-Q. Audit-related fees principally include employee benefit plan audits for plan fiscal years ended December 31, 2024, and December 31, 2023. All other fees during 2025 represented fees related to the secondary offering in April 2025.

PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected Frost, PLLC to serve as the independent registered public accounting firm for the Company for fiscal year 2026, and the Board recommends a vote FOR the ratification of such selection. There have been no controversies, disputes or differences of opinion with Frost, PLLC since it has been engaged by the Company.

Frost, PLLC has extensive experience in serving the poultry and egg industries, and, as a result, the Audit Committee believes Frost, PLLC would be particularly well-suited to serve as independent registered public accounting firm for the Company. If the Company’s stockholders do not ratify the selection of Frost, PLLC, the Audit Committee will reconsider this selection.

Representatives of Frost, PLLC are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they may make a statement if they desire to do so.

Approval of this proposal requires the affirmative vote of the holders of a majority of the voting power of the Company’s capital stock present in person or represented by proxy and entitled to vote on the matter. For more information on the voting requirements, see “Voting Shares” above. Unless otherwise specified, proxies will be voted FOR the ratification of Frost, PLLC’s selection.

The Board unanimously recommends a vote “FOR” the ratification of the selection of Frost, PLLC as our independent registered public accounting firm for fiscal year 2026.

STOCKHOLDER PROPOSALS

Stockholder proposals for the 2026 annual meeting of stockholders that a stockholder wishes to have considered for inclusion in the Company’s proxy statement must comply with the requirements of Rule 14a-8 of the Exchange Act, and be received in writing at the Company’s principal executive offices no later than April 21, 2026. Stockholder proposals should be addressed to Cal-Maine Foods, Inc., 1052 Highland Colony Parkway, Suite 200, Ridgeland, Mississippi 39157, ATTN: Secretary.

Stockholders wishing to present a proposal at the 2026 annual meeting without having the proposal included in the Company’s proxy materials, or who wish to submit a nominee for election as a director at the 2026 annual meeting, must comply with Section 1.16 of the Company’s bylaws, including the notice provisions therein. To be timely, the notice must be received by the Company’s Secretary at the Company’s principal executive offices not later than the Close of Business (defined below) on July 5, 2026, or earlier than June 5, 2026; provided, however, that if the date of the 2026 annual meeting is more than 30 days prior to, or more than 60 days after, the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the Close of Business on the later of (i) the 90th day prior to such annual meeting and (ii) the tenth day following the day on which Public Disclosure (as defined below) of the date of the meeting is first made by the Company. “Close of Business” means 5:00 p.m. Eastern Time on any calendar day, whether or not the day is a business day. “Public Disclosure” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

In addition to satisfying the foregoing requirements under our bylaws, including the notice deadline set forth above, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s director nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

OTHER MATTERS

The Board is not aware of any other matters that may come before the Annual Meeting. However, if any other matters are properly brought before the meeting, the proxies named in the enclosed proxy will vote in accordance with their best judgment on such matters.

By order of the Board of Directors,

Max P. Bowman,
Secretary

Ridgeland, Mississippi
August 19, 2025

CAL-MAINE FOODS, INC. 1052 HIGHLAND COLONY PARKWAY, SUITE 200 RIDGELAND, MS 39157 MAX BOWMAN, SECRETARY VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 2, 2025 for shares held directly and by 11:59 p.m. Eastern Time on September 29, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on October 2, 2025 for shares held directly and by 11:59 p.m. Eastern Time on September 29, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  V77234-Z90665 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CAL-MAINE FOODS, INC.The Board of Directors recommends a vote FOR each nominee and FOR proposal 2. 1.Election of Class I DirectorsNominees:1a. Sherman L. Miller1b. Camille S. Young For Withhold!!1c. Melanie Boulden 2.  Ratification of Frost, PLLC as the Company’s independent registered public accounting firm for fiscal year 2026. For Against Abstain In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof. If a nominee for director is unable to serve or for good cause will not serve as director, the proxies may vote for any person for director in their discretion. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX]Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on October 3, 2025: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. 2025 PROXY – CAL-MAINE FOODS, INC. THIS PROXY IS BEING SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS.The undersigned hereby appoints Adolphus B. Baker and Max P. Bowman, or either of them, as proxies with the power to appoint their substitutes and hereby authorizes them to represent and vote, as designated below, all the shares of the Common Stock of Cal-Maine Foods, Inc. (the "Company"), held of record by the undersigned on August 8, 2025, at the Annual Meeting of Stockholders of the Company, to be held on October 3, 2025, and at any adjournment thereof, with all powers the undersigned would possess if personally present. When properly executed, this proxy will be voted in the manner directed. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED, AND FOR RATIFICATION OF THE APPOINTMENT OF FROST, PLLC AS THE COMPANY'S REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2026. The undersigned hereby revokes any proxy heretofore given by the undersigned regarding voting at the Annual Meeting. This proxy may be revoked prior to exercise, in person or in writing. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY USING THE ENCLOSED POSTAGE-PAID ENVELOPE Continued and to be signed on reverse side

CAL-MAINE FOODS, INC. 1052 HIGHLAND COLONY PARKWAY, SUITE 200 RIDGELAND, MS 39157 MAX BOWMAN, SECRETARY VOTE BY INTERNET www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 2, 2025 for shares held directly and by 11:59 p.m. Eastern Time on September 29, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on October 2, 2025 for shares held directly and by 11:59 p.m. Eastern Time on September 29, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V77236-P35861 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CAL-MAINE FOODS, INC. The Board of Directors recommends a vote FOR each nominee and FOR proposal 2. 1. Election of Class I Directors Nominees:1a. ShermanL. Miller1b.  Camille S. Youn 1c. Melanie Boulden For Withhold 2. Ratification of Frost, PLLC as the Company’s independent registered public accounting firm for fiscal year 2026. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof. If a nominee for director is unable to serve or for good cause will not serve as director, the proxies may vote for any person for director in their discretion. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on October 3, 2025: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.V77237-P35861 Voting Instructions – CAL-MAINE FOODS, INC. KSOP VOTING INSTRUCTIONSTHESE VOTING INSTRUCTIONS ARE BEING SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS.The undersigned hereby directs the Trustee of the KSOP to vote the undersigned's shares of Common Stock of Cal-Maine Foods, Inc. in the undersigned's account in the Cal-Maine Foods, Inc. KSOP held by the undersigned on August 8, 2025, at the Annual Meeting of Stockholders of the Company, to be held on October 3, 2025, and at any adjournment thereof, with all powers the undersigned would possess if personally present. When properly executed, this proxy will be voted in the manner directed. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED, AND FOR RATIFICATION OF THE APPOINTMENT OF FROST, PLLC AS THE COMPANY'S REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2026. The undersigned hereby revokes any voting instructions heretofore given by the undersigned regarding voting at the Annual Meeting. These voting instructions may be revoked prior to exercise, in person or in writing. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY USING THE ENCLOSED POSTAGE-PAID ENVELOPE Continued and to be signed on reverse side